UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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KIMCO REALTY CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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KIMCO REALTY CORPORATION

3333 NEW HYDE PARK ROAD
NEW HYDE PARK, NY   11042-0020

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on May 18, 2006

          Notice is hereby given of, and you are cordially invited to attend, the 2006 Annual Meeting of Stockholders (the “Meeting”) of Kimco Realty Corporation, a Maryland corporation (the “Company”), to be held on Thursday, May 18, 2006, at 10 o’clock a.m., local time, at 270 Park Avenue, 11th Floor, New York, NY 10017 for the following purposes:

1.	To elect directors to serve for a term of one year and until their successors are duly elected and qualify;

2.

To approve a recommendation by the Executive Compensation Committee of the Board of Directors that the number of shares of the Company’s Common Stock, par value $0.01 per share, subject to Option under the Company’s 1998 Equity Participation Plan be increased by 5,000,000;

3.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm;

4.	To consider and vote on a stockholder proposal if properly presented at the meeting; and

5.	To transact such other business as may properly come before the Meeting or any adjournment(s) or postponement(s) thereof.

          Only holders of record of the Common Stock of the Company at the close of business on March 24, 2006, will be entitled to vote at the Meeting or any adjournment(s) or postponement(s) thereof. The enclosed proxy is solicited by the Board of Directors of the Company, which recommends that stockholders vote FOR the election of the Board of Director nominees named therein and FOR the recommendation by the Executive Compensation Committee of the Board of Directors that the shares of the Common Stock subject to Option under the Company’s 1998 Equity Participation Plan be increased by 5,000,000 shares and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm and recommends that the stockholders vote AGAINST the stockholder proposal. Please refer to the attached Proxy Statement, which forms a part of this Notice and is incorporated herein by reference, for further information with respect to the business to be transacted at the Meeting.

          IF YOU ARE UNABLE TO BE PRESENT AT THE MEETING IN PERSON, PLEASE SIGN AND DATE THE ENCLOSED PROXY, AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE OR, ALTERNATIVELY, YOU MAY AUTHORIZE YOUR PROXY BY TELEPHONE OR BY INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Bruce M. Kauderer

Bruce M. Kauderer
Secretary

April 10, 2006.

KIMCO REALTY CORPORATION

3333 NEW HYDE PARK ROAD, NEW HYDE PARK, NY 11042-0020

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS

to be held on May 18, 2006

          This Proxy Statement is furnished to holders of record of the Common Stock, par value $0.01 per share (the “Common Stock”) of Kimco Realty Corporation, a Maryland corporation (the “Company”), in connection with the solicitation of proxies in the form enclosed herewith for use at the 2006 Annual Meeting of Stockholders (the “Meeting”) of the Company to be held on Thursday, May 18, 2006, at 10 o’clock a.m., local time, at 270 Park Avenue, 11th Floor, New York, NY 10017 for the purposes set forth in the Notice of Annual Meeting of Stockholders.

          This solicitation is made by the Company on behalf of the Board of Directors of the Company (the “Board of Directors” or the “Board”). Costs of this solicitation will be borne by the Company. Directors, officers, employees and agents of the Company and its affiliates may also solicit proxies by telephone, telegraph, fax, e-mail or personal interview. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to stockholders. The Company will pay fees of approximately $4,500 to The Altman Group, Inc., for soliciting proxies for the Company.

          The Company’s Annual Report for the calendar year ended December 31, 2005, has been mailed with this Proxy Statement. This Proxy Statement and the enclosed form of proxy were mailed to stockholders on or about April 17, 2006. The principal executive offices of the Company are located at 3333 New Hyde Park Road, New Hyde Park, New York 11042-0020; telephone (516) 869-9000; website http://www.kimcorealty.com.

          Holders of record of the Common Stock as of the close of business on the record date, March 24, 2006, are entitled to receive notice of, and to vote at, the Meeting. The outstanding Common Stock constitutes the only class of securities entitled to vote at the Meeting and each share of Common Stock entitles the holder thereof to one vote. At the close of business on March 24, 2006, there were 229,110,539 shares of Common Stock issued and outstanding. The presence at the Meeting, in person or by proxy, of holders of a majority of such shares will constitute a quorum for the transaction of business at the Meeting.

          Shares represented by proxies in the form enclosed, if such proxies are properly executed and returned and not revoked, will be voted as specified. Where no specification is made on a properly executed and returned form of proxy, the shares will be voted (i) FOR the election of all nominees for Director (See Proposal 1) and (ii) FOR the recommendation by the Executive Compensation Committee of the Board of Directors that the shares of the Common Stock subject to Option under the Company’s 1998 Equity Participation Plan be increased by 5,000,000 shares (See Proposal 2) and (iii) FOR ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm (see Proposal 3) and (iv) AGAINST the stockholder proposal (see Proposal 4). To be voted, proxies must be filed with the Secretary of the Company prior to voting. Proxies may be revoked at any time before exercise (i) by filing a notice of such revocation with the Secretary of the Company, (ii) by filing a later-dated proxy with the Secretary of the Company or (iii) by voting in person at the Meeting. Dissenting stockholders will not have rights of appraisal with respect to any matter to be acted upon at the Meeting.

          Under Maryland law, shares represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee which are represented at the Meeting, but with respect to which such broker or nominee is not empowered by the beneficial owner of the stock to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

          As of August 23, 2005, the Company effected a two-for-one split (the “Stock Split”) of the Company’s Common Stock in the form of a stock dividend paid to stockholders of record on August 8, 2005. All common share and per common share data included in this proxy statement have been adjusted to reflect this Stock Split.

PROPOSAL 1
Election of Directors

          The Company’s Bylaws, as amended (the “Bylaws”), provide that all directors be elected at each annual meeting of stockholders. Pursuant to the Company’s charter and such Bylaws, the Board of Directors has fixed the number of directors to be elected at nine. The persons named as proxies in the accompanying form of proxy intend to vote in favor of the election of the nine nominees for director designated below, all of whom are presently directors of the Company, to serve until the next annual meeting of stockholders and until their respective successors are duly elected and qualified. It is expected that each of these nominees will be able to serve, but if any such nominee is unable to serve, the proxies may vote for another person nominated by the Nominating and Corporate Governance Committee and approved by the Board of Directors or the Board may, to the extent permissible by the Bylaws, reduce the number of directors to be elected at the meeting.

Information Regarding Nominees (as of March 24, 2006)

Name	Age	Present Principal Occupation or Employment and Five-Year Employment History

Martin S. Kimmel(1)(2)	90

Chairman (Emeritus) of the Board of Directors of the Company since November 1991; Chairman of the Board of Directors of the Company for more than five years prior to such date. Founding member of the Company’s predecessor in 1966.

Milton Cooper	77

Chairman of the Board of Directors and Chief Executive Officer of the Company since November 1991; Director and President of the Company for more than five years prior to such date. Founding member of the Company’s predecessor in 1966.

Richard G. Dooley(1)(2)(3)(4)	76

Director of the Company since December 1991. From 1993 to 2003 consultant to, and from 1978 to 1993, Executive Vice President and Chief Investment Officer of Massachusetts Mutual Life Insurance Company.

Michael J. Flynn	70

Vice Chairman of the Board of Directors of the Company since January 1996 and, since January 1997, President and Chief Operating Officer; Director of the Company since December 1991. Chairman of the Board and President of Slattery Associates, Inc. for more than five years prior to joining the Company in 1996.

Joe Grills(1)(2)(3)	71	Director of the Company since January 1997. Chief Investment Officer for the IBM Retirement Funds from 1986 to 1993 and held various positions at IBM for more than five years prior to 1986.

David B. Henry	57

Vice Chairman of the Board of Directors of the Company since May 2001 and, since April 2001, Chief Investment Officer of the Company. Prior to joining the Company, Chief Investment Officer of G.E. Capital Real Estate since 1997 and held various positions at G.E. Capital for more than five years prior to 1997.

F. Patrick Hughes(1)(2)(3)	58

Director of the Company since October 2003. President, Hughes & Associates, LLC since October 2003. Previously served as Chief Executive Officer, President and Trustee of Mid-Atlantic Realty Trust from its formation in 1993 to 2003.

Frank Lourenso(1)(2)	65

Director of the Company since December 1991. Executive Vice President of J.P. Morgan Chase Bank (“J.P. Morgan”, and successor by merger to The Chase Manhattan Bank and Chemical Bank, N.A.) since 1990. Senior Vice President of J.P. Morgan for more than five years prior to 1990.

Richard Saltzman(1)(2)	49

Director of the Company since July 2003. President, Colony Capital LLC, (“Colony”) since May 2003. Prior to joining Colony, Managing Director and Vice Chairman of Merrill Lynch’s investment banking division for more than five years prior to that time.

(1)	Member of Executive Compensation Committee.
(2)	Member of Nominating and Corporate Governance Committee.
(3)	Member of Audit Committee.
(4)	Lead Director.

          Mr. Cooper is also a director of Getty Realty Corp. and Blue Ridge Real Estate/Big Boulder Corporation.

          Mr. Dooley is also a director of Jefferies Group, Inc.

          Mr. Flynn is also Chairman of the Board of Directors of Blue Ridge Real Estate/Big Boulder Corporation.

          Mr. Grills is also a director and Co-Chairman of the Board of Directors of certain Merrill Lynch Mutual Funds and Director Emeritus of Duke University Management Company. He also serves as a member of the Investment Advisory Committees of the State of New York Common Retirement Fund and the Virginia Retirement System. Mr. Grills is a member of the Association of Financial Professionals Committee on Investment of Employee Benefit Assets, its executive committee and is a former chairman of that committee.

          Mr. Henry is also a director of Health Care Property Investors, Inc. and The Retail Initiative, Inc., an affiliated company of Local Initiatives Support Corporation (LISC).

          Mr. Hughes is also a director of Nottingham Properties, Inc., Nottingham Village, Inc. and Hoffberger Holdings, Inc. He also serves as a trustee of the State Retirement and Pension System of Maryland.

          Term of Office. All directors of the Company serve terms of one year and until the election and qualification of their respective successors.

          Attendance at Board Meetings. Each of the Directors named above was in attendance at each of the four regular meetings of the Board of Directors held during 2005, which occurred on February 1, April 21, July 21 and October 20, 2005. All of the Directors of the Board were in attendance at the 2005 Annual Meeting of Stockholders held on May 17, 2005.

          Stockholder Communications with Directors. Any stockholders may send communications to the Board of Directors and individual members of the Board by sending a letter by mail addressed to the Board of Directors (or an individual Director) c/o Secretary of the Company, Kimco Realty Corporation, 3333 New Hyde Park Road, New Hyde Park, New York, 11042-0020. Effective February 1, 2005, the Board named Richard G. Dooley as its Lead Director to review stockholder communications and present them to the entire Board or forward them to the appropriate Director.

Director Independence

          The New York Stock Exchange rules governing director independence require that the Board have a majority of independent directors. For a director to qualify as independent, the Board must affirmatively determine that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and the director may not have any prohibited relationships, such as certain employment relationships with the Company, the Company’s independent registered public accounting firm or another company doing certain business with the Company. The NYSE rules permit a Board to adopt and disclose categorical standards for independence to assist it in making determinations of independence and to make a general disclosure if a director meets these standards. The Board adopted the categorical standards set forth as Appendix A and determined that all of the Company’s directors (other than Messrs. Cooper, Flynn and Henry, who are executive officers of the Company) satisfy the Board’s categorical standards for independence and qualify as independent directors under the NYSE rules.

Committees of the Board of Directors

          Audit Committee. The Audit Committee currently consists of Mr. Hughes, who is chairman of the Audit Committee, Mr. Dooley and Mr. Grills, all of whom are independent directors. The Board of Directors has established the Audit Committee to appoint and oversee the engagement of independent registered public accountants, review with the independent registered public accountants their plans and results of the audit engagement, approve professional services provided by the independent registered public accountants, review the independence of the independent registered public accountants, consider the range of audit and non-audit fees, review the Company’s financial statements, financial reporting issues and review the adequacy of the Company’s internal accounting controls. Four meetings of the Audit Committee were held during 2005, on February 1, April 21, July 21, and October 20, 2005. In addition to the four meetings held in 2005, the Audit Committee held various telephonic meetings during 2005. In addition, the Audit Committee held meetings on January 6 and February 7, 2006 and a telephonic meeting on March 6, 2006. Each of Mr. Hughes, Mr. Dooley and Mr. Grills is an “audit committee financial expert”, as determined by the Board in accordance with Item 401 (h) of Regulation S-K, and are “independent” from the Company as defined by the current listing standards of the New York Stock Exchange. The Audit Committee operates under a written charter, as amended, adopted by the Board of Directors. A copy of the Audit Committee Charter, as amended, is attached to this Proxy Statement as Appendix B and is available through the Investor Relations/Governance Documents section of the Company’s website located at www.Kimcorealty.com.

          Executive Compensation Committee. The Executive Compensation Committee currently consists of Mr. Grills, who is chairman of the Executive Compensation Committee, Mr. Kimmel, Mr. Dooley, Mr. Lourenso, Mr. Hughes and Mr. Saltzman, all of whom are independent directors. The Board of Directors has established an Executive Compensation Committee to determine compensation for the Company’s executive officers, in addition to administering the Company’s Equity Participation Plan (as defined herein). Four meetings of the Executive Compensation Committee were held during 2005, on February 1, April 21, July 21 and October 20, 2005. In addition, the Executive Compensation Committee held various telephonic meetings during 2005. In addition, the Executive Compensation Committee held a meeting on February 6, 2006. The Executive Compensation Committee operates under a written charter adopted by the Board of Directors. A copy of the Executive Compensation Committee Charter is available through the Investor Relations/Governance Documents section of the Company’s website located at www.Kimcorealty.com.

          Nominating and Corporate Governance Committee. The Board of Directors has established a Nominating and Corporate Governance Committee which currently consists of Mr. Dooley, who is chairman of the Nominating and Corporate Governance Committee, Mr. Kimmel, Mr. Grills, Mr. Lourenso, Mr. Hughes and Mr. Saltzman, all of whom are independent directors as defined by the rules of the New York Stock Exchange. The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board of Directors, a copy of which is available through the Investor Relations/Governance Documents section of the Company’s website located at www.Kimcorealty.com. The Nominating and Corporate Governance Committee’s functions include recommending candidates for annual election to the Board of Directors and to fill vacancies on the Board of Directors that may arise from time to time. The Nominating and Corporate Governance Committee is not limited to any specific process in identifying candidates and will consider candidates suggested by other members of the Board, as well as candidates recommended by stockholders, provided such recommendations are submitted in writing ninety days in advance of the anniversary of the preceding year’s annual meeting of stockholders. Such recommendations should include the name and address and other pertinent information about the candidate as is required to be included in the Company’s proxy statement. Recommendations should be submitted to the Secretary of the Company. In addition, the Nominating and Corporate Governance Committee is authorized to retain search firms and other consultants to assist it in identifying candidates and fulfilling other duties.

          In reviewing possible Board candidates, including candidates recommended by stockholders, the Committee considers a candidate’s industry expertise, ethical standards, integrity and personal reputation and accounting and finance background. The Committee also considers other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, and the evaluations of other prospective candidates. After completing this evaluation and review, the Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Committee.

          The Nominating and Corporate Governance Committee is also responsible for ensuring that the Company is in adherence with good corporate governance principles and is responsible for developing and implementing the Company’s (i) corporate governance guidelines that apply to all of its directors and management, (ii) code of business conduct and ethics and (iii) code of ethics for its chief executive officer and senior financial officers. The Nominating and Corporate Governance Committee is also charged with the task of ensuring the Company’s compliance with all New York Stock Exchange listing requirements. Two meetings of the Nominating and Corporate Governance Committee were held during 2005, on February 1 and October 20, 2005. In addition, the Nominating and Corporate Governance Committee held a meeting on February 6, 2006.

          Attendance at Committee Meetings. Each of the Directors comprising these various Committees of the Board of Directors was in attendance at all meetings of such Committees held on the dates indicated, except Mr. Saltzman, who did not attend a meeting of the Executive Compensation Committee held on April 21, 2005.

          Meetings of Non-Management Directors. The Non-Management Directors meet in executive session at each regularly-scheduled Board meeting, or more frequently if necessary. “Non-Management” Directors are all those Directors who are not employees of the Company. The Non-Management Directors consist of Messrs. Kimmel, Dooley, Grills, Hughes, Lourenso and Saltzman. On February 1, 2005, the Board of Directors named Richard G. Dooley as its Lead Director. In this capacity, Mr. Dooley is designated to chair executive sessions of the Company’s Non-Management Directors and to act as a liaison between management and other independent directors. Stockholders wishing to communicate with the Lead Director or with the Non-Management Directors as a group may send a letter by mail addressed to the Lead Director c/o Secretary of the Company, Kimco Realty Corporation, 3333 New Hyde Park Road, New Hyde Park, New York, 11042-0020.

Compensation of Directors

          Members of the Board of Directors and Committees thereof who are not also employees of the Company (“Non-employee Directors”) are entitled to receive an annual fee of $30,000, plus fees of $2,000 for attending each regular or special meeting of the full Board. During 2005, the Non-employee Directors, other than Mr. Kimmel, were entitled to receive $2,000 for attending each Executive Compensation Committee and Nominating and Corporate Governance Committee meeting. In addition, each chairman of the Executive Compensation Committee and Nominating and Corporate Governance Committee was entitled to receive an annual fee of $10,000. The Non-employee Directors who are members of the Audit Committee also are entitled to receive an annual fee of $10,000 and $2,000 for attending each Audit Committee meeting. The chairman of the Audit Committee was entitled to an additional annual fee of $10,000. During 2005, the Company established a Lead Director role, which is entitled to an annual fee of $10,000. In accordance with the Company’s Equity Participation Plan (as defined herein), the Non-employee Directors may be granted awards of deferred stock (“Deferred Stock”) in lieu of directors’ fees. Unless otherwise provided by the Board, a grantee of Deferred Stock shall have no rights as a Company stockholder with respect to such Deferred Stock until such time as the Common Stock underlying the award has been issued. Pursuant to such arrangements, each of Messrs. Kimmel, Dooley, Grills, Lourenso, Saltzman and Hughes received directors’ fees in cash of $2,000, $52,000, $42,000, $33,000, $12,000 and $74,000, respectively, during 2005. During 2005, Messrs. Kimmel, Dooley, Grills and Saltzman each received Deferred Stock awards valued at $38,000, in lieu of directors’ fees and meeting fees, and Mr. Lourenso received Deferred Stock awards valued at $19,000, in lieu of directors’ fees and meeting fees. Employees of the Company who are also Directors are not paid any directors’ fees.

          During 2005, the Company granted Messrs. Kimmel, Dooley, Grills, Lourenso, Saltzman and Hughes options to acquire 20,000 shares of Common Stock at $31.62 per share, the market price on the date of such option grant. During 2004 and 2003, the Company granted Messrs. Kimmel, Dooley, Grills and Lourenso options to acquire 22,500 shares of Common Stock at $28.48 and $21.925 per share, respectively, the market prices on the dates of such option grants. During 2004, Mr. Saltzman was granted options to acquire 22,500 shares of Common Stock at $28.48 per share, the market price on the date of such option grant. During 2003, Mr. Saltzman was granted options to acquire 11,250 shares of Common Stock and 22,500 shares of Common Stock at $19.745 per share and

$21.925 per share, respectively, the market price on the date of such option grants. During 2004, Mr. Hughes was granted options to acquire 22,500 shares of Common Stock at $28.48 per share, the market price on the date of such option grant. During 2003, Mr. Hughes was granted options to acquire 28,126 shares of Common Stock at $21.925 per share, the market price on the dates of such option grant. See “Executive Compensation and Transactions with Management and Others -Executive Compensation and Employment Agreements” for information concerning stock options granted to Mr. Cooper, Mr. Flynn and Mr. Henry. The Company intends to grant Non-employee Directors options to acquire an additional 20,000 shares during 2006 at the then current market price.

Vote Required

          Assuming the presence of a quorum, a plurality of all the votes cast by the holders of shares of Common Stock present, in person or by proxy, and entitled to vote at the Company’s Annual Meeting of Stockholders will be sufficient to elect a nominee as a director. Accordingly, abstentions or broker non-votes will not affect the result of the election of directors.

          THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT YOU VOTE FOR ALL OF THE NOMINEES SET FORTH IN THIS PROXY STATEMENT.

Security Ownership of Certain Beneficial Owners and Management

          The following table sets forth certain information available to the Company, as of March 24, 2006, with respect to shares of its Common Stock (i) held by those persons known to the Company to be the beneficial owners (as determined under the rules of the U.S. Securities and Exchange Commission, the “SEC”) of more than 5% of such shares and (ii) held, individually and as a group, by the directors and executive officers of the Company; and with respect to shares of its Class F Preferred Stock held, individually and as a group, by the directors and executive officers of the Company:

	Shares Owned Beneficially (#)			Percent of Class (%)

Name & Address (where required) of Beneficial Owner	Common		Class F	Common	Class F(2)

Stichting Pensioenfonds ABP	16,433,965	(1)	—	7.2	—
Oude Lindestraat 70
Postbus 2889
6401 DL Heerlen, The Netherlands
Milton Cooper	14,580,576	(3)(4)	—	6.4	—
c/o Kimco Realty Corporation
3333 New Hyde Park Rd.
New Hyde Park, NY 11042
Wellington Management Company, LLP	12,682,800	(5)	—	5.5	—
75 State Street
Boston, MA 02109
Capital Research and Management Co.	11,746,600	(6)	—	5.1	—
333 South Hope Street, 55th Floor
Los Angeles, CA 90071-1447
Martin S. Kimmel	8,413,182	(7)	—	3.7	—
Michael V. Pappagallo	928,498	(8)	—	*	—
David B. Henry	600,194	(9)	—	*	—
Michael J. Flynn	588,538		—	*	—
Raymond Edwards	441,480	(10)	—	*	—
Richard G. Dooley	351,774	(11)	—	*	—
Frank Lourenso	335,382	(12)	—	*	—
Jerald Friedman	313,432	(13)	—	*	—
Glenn G. Cohen	308,029	(14)	—	*	—
Joe Grills	237,500	(15)	—	*	—
Thomas Caputo	232,600	(16)	—	*	—
Richard Saltzman	76,250	(17)	—	*	—
F. Patrick Hughes	72,126	(18)	—	*	—
Bruce M. Kauderer	2,781		2,111	—	*
All Directors and executive officers as a group (15 persons)	27,482,342	(4)	2,111	12.0	*

* Less than 1%

(1)

The Company has received a copy of Schedule 13F as filed with the SEC by Stichting Pensioenfonds ABP (“ABP”) reporting ownership of these shares as of December 31, 2005. As reported in said Schedule 13F, ABP has sole voting and dispositive power for all such shares.

(2)	Not applicable. The Company’s Class F Preferred Stock is not a voting security of the Company.

(3)

Includes 3,248,250 shares held by Mr. Cooper as trustee for the benefit of Mr. Kimmel’s son. Does not include 771,580 shares held by adult members of Mr. Cooper’s family, as to all of which shares Mr. Cooper disclaims beneficial ownership. Includes options or rights to acquire 1,075,878 shares of Common Stock that are exercisable within 60 days of March 24, 2006.

(4)

Does not include 3,270,296 shares held by KC Holdings, Inc., a related, private corporation in which Mr. Cooper holds a controlling interest. See “Compensation Committee Interlocks and Insider Participation - KC Holdings”.

(5)

The Company has received a copy of Schedule 13G as filed with the SEC by Wellington Management Company, LLP (“Wellington Management”) reporting ownership of these shares as of December 31, 2005. As reported in said Schedule 13G Wellington Management has sole dispositive power for all of such shares.

(6)

The Company has received a copy of Schedule 13F as filed with the SEC by Capital Research and Management Company (“Capital Research”) reporting ownership of theses shares as of December 31, 2005. As reported in said Schedule 13F, Capital Research has sole dispositive power for all of such shares.

(7)

Does not include 3,248,250 shares held in trust by Mr. Cooper for Mr. Kimmel’s son or 4,791,902 shares held by Mrs. Helen Kimmel, his wife, as to all of which shares Mr. Kimmel disclaims beneficial ownership. Also, does not include 1,345,824 shares held by foundations and trusts for which Mrs. Kimmel is a trustee, as to all of which shares Mr. Kimmel disclaims beneficial ownership. Includes options or rights to acquire 155,000 shares of Common Stock that are exercisable within 60 days of March 24, 2006.

(8)

Includes 270,576 shares held by Pappagallo Family Holdings LLC, a limited liability company in which Mr. Pappagallo owns a majority of the equity interest and is a co-managing member with his spouse. Includes options or rights to acquire 657,922 shares of Common Stock that are exercisable within 60 days of March 24, 2006.

(9)	Includes options or rights to acquire 437,952 shares of Common Stock that are exercisable within 60 days of March 24, 2006.

(10)	Includes options or rights to acquire 385,572 shares of Common Stock that are exercisable within 60 days of March 24, 2006.

(11)	Includes options or rights to acquire 222,500 shares of Common Stock that are exercisable within 60 days of March 24, 2006.

(12)

Does not include 4,500 shares owned by Mrs. Lourenso, his wife, as to all of which shares Mr. Lourenso disclaims beneficial ownership. Includes options or rights to acquire 200,000 shares of Common Stock that are exercisable within 60 days of March 24, 2006.

(13)	Includes options or rights to acquire 275,102 shares of Common Stock that are exercisable within 60 days of March 24, 2006.

(14)	Includes options or rights to acquire 204,400 shares of Common Stock that are exercisable within 60 days of March 24, 2006.

(15)	Includes options or rights to acquire 222,500 shares of Common Stock that are exercisable within 60 days of March 24, 2006.

(16)

Does not include 9,000 shares owned by Mrs. Caputo, his wife, as to all of which shares Mr. Caputo disclaims beneficial ownership. Includes options or rights to acquire 182,600 shares of Common Stock that are exercisable within 60 days of March 24, 2006.

(17)	Includes options or rights to acquire 76,250 shares of Common Stock that are exercisable within 60 days of March 24, 2006.

(18)	Includes options or rights to acquire 70,626 shares of Common Stock that are exercisable within 60 days of March 24, 2006.

Executive Compensation and Transactions with Management and Others

          Executive Officers. Reference should be made to the Company’s annual report on Form 10-K for the year ended December 31, 2005, incorporated herein by reference, following Part I, Item 4, for information with respect to the executive officers of the Company.

          Executive Compensation. The following table sets forth the summary compensation of the Chief Executive Officer (and Chairman of the Board of Directors) and the four other most highly paid executive officers of the Company for calendar years 2005, 2004 and 2003.

SUMMARY COMPENSATION TABLE

	Annual Compensation				Long Term Compensation Awards

Name and Principal Position	Year Ended	Salary ($)	Bonus ($)	Other Annual Compensation ($) (1)	Restricted Stock Awards	Securities Underlying Options (#) (2)	All other Compensation ($) (3)

Milton Cooper Chairman of the Board Of Directors and Chief Executive Officer	12/05 12/04 12/03	658,500 671,000 658,500	475,000 400,000 350,000	— — —	— — —	200,000 225,000 225,000	660 671 450
Michael J. Flynn (4) Vice Chairman of the Board of Directors and President & Chief Operating Officer	12/05 12/04 12/03	658,500 671,000 658,500	475,000 400,000 350,000	— — —	— — —	200,000 225,000 225,000	660 671 450
David B. Henry (4) Vice Chairman of the Board of Directors and Chief Investment Officer	12/05 12/04 12/03	658,500 584,462 508,500	556,250 475,000 350,000	— — —	— — —	200,000 150,000 150,000	17,905 17,916 17,695	(5) (5) (5)
Jerald Friedman(4) Executive Vice President	12/05 12/04 12/03	467,154 475,808 467,154	500,000 450,000 450,000	— — —	— — —	105,000 60,000 60,000	660 671 450
Michael V. Pappagallo (4) Executive Vice President - Chief Financial Officer	12/05 12/04 12/03	408,500 416,192 408,500	425,000 350,000 250,000	— — —	— — —	75,000 150,000 150,000	660 671 450

(1)

The Company provides to each of Messrs. Cooper, Flynn, Henry and Pappagallo the use of a car and driver to transport these individuals in the conduct of their duties as executive officers of the Company. The Policy on the use of the cars for 2005 is outlined below:

	•	The cars and drivers were available, when not in use by the foregoing executive officer, for other employees conducting Company Business;

	•	These services were also available under certain circumstances to third parties involved in Company business at the Company’s New Hyde Park location;

	•	The cars and drivers were used from time to time for deliveries and other transportation of documents or other materials; and

	•	The cars are provided to these officers, with a driver, for commutation and, without a driver, for personal use.

The aggregate value of all perquisites or other personal benefits received by each of Messrs. Cooper, Flynn, Henry, Friedman and Pappagallo did not exceed the lesser of 10% of annual salary and bonus or $50,000 in 2005, 2004 or 2003.

(2)	Options to acquire shares of Common Stock at exercise prices equal to the fair market value on the dates of grant.

(3)	The amounts shown represent the value of Company paid group term life insurance premiums.

(4)	See “Executive Compensation and Transactions with Management and Others - Employment Agreements”.

(5)	Includes life insurance premium for individual policy paid by the Company and the value of Company paid group term life insurance premiums.

OPTION GRANTS IN LAST FISCAL YEAR

          The following table provides information on options to acquire shares of the Company’s Common Stock granted to the named executive officers during 2005.

	Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (3)

Name	Options Granted {#)		% of Total Options Granted to Employees In Fiscal Year	Exercise Price ($/Sh)	Expiration Date	5% ($)	10% ($)

Milton Cooper	200,000	(1)	8.0	31.62	8/31/15	3,977,130	10,078,827
Michael J. Flynn	200,000	(1)	8.0	31.62	8/31/15	3,977,130	10,078,827
David B. Henry	200,000	(1)	8.0	31.62	8/31/15	3,977,130	10,078,827
Jerald Friedman	40,000	(2)	1.6	26.70	2/1/15	671,659	1,702,117
	65,000	(1)	2.6	31.62	8/31/15	1,292,567	3,275,619
Michael V. Pappagallo	75,000	(1)	3.0	31.62	8/31/15	1,491,424	3,779,560

(1)	Options become exercisable one-fifth on each of the first five anniversaries of the date of grant or sooner at the discretion of the Executive Compensation Committee of the Board.

(2)	Options become exercisable one-third on each of the first three anniversaries of the date of grant or sooner at the discretion of the Executive Compensation Committee of the Board.

(3)

Assumed annual rates of stock price appreciation, as determined by the SEC, for illustrative purposes only. Actual stock prices will vary from time to time based upon market factors and the Company’s financial performance. No assurance can be given that such rates will be achieved.

AGGREGATED OPTION EXERCISES IN LAST
FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

          The following table provides information on options to acquire shares of Common Stock exercised in 2005 by the named executive officers and the value of each such officer’s unexercised options to acquire shares of Common Stock outstanding at December 31, 2005.

			Number of Securities Underlying Unexercised Options at Year End (#)		Value of Unexercised In-the-Money Options at Year End ($)(1)

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Exer.	Unexer.	Exer.	Unexer.

Milton Cooper	—	—	1,075,878	427,250	16,981,758	1,411,558
Michael J. Flynn (2)	271,870	3,059,124	—	427,250	—	1,411,558
David B. Henry (2)	618,600	9,885,038	437,952	351,500	5,985,403	971,705
Jerald Friedman (2)	300,000	4,612,540	275,102	152,400	4,077,762	525,966
Michael V. Pappagallo (2)	184,080	3,616,870	657,922	226,500	10,210,954	914,205

(1)	Based upon the difference between the grant price of all options and the closing price of the Company’s Common Stock on the New York Stock Exchange on December 31, 2005 of $32.08 per share.

(2)	See “Executive Compensation and Transactions with Management and Others - Employment Agreements”.

          Employment Agreements. In November 1998, the Company entered into a five-year employment agreement with Mr. Michael J. Flynn, pursuant to which Mr. Flynn agreed to serve as President and Chief Operating Officer of the Company. Mr. Flynn also serves as Vice Chairman of the Board of Directors. In accordance with this employment agreement, Mr. Flynn (i) receives a base salary of $650,000 per annum, (ii) is eligible to receive a bonus in such amounts, if any, as the Board, in its sole discretion, determines and (iii) is eligible to receive grants of Common Stock or options with respect thereto, in such amounts, if any, as the Board, in its sole discretion, determines. In the event of, and depending upon the reasons for, a termination of Mr. Flynn’s employment with the Company prior to the expiration of the employment agreement, (i) any non-vested options would become 100% vested as of the termination date and (ii) Mr. Flynn would receive severance in the amount equal to the base salary and bonus then in effect for the greater of the balance of the term of this agreement or one year.

          Effective July 2004, the Company entered into a new employment agreement with Mr. Flynn, which is scheduled to expire December 31, 2007, pursuant to which Mr. Flynn continues to serve as President and Chief Operating Officer of the Company. In accordance with this employment agreement, Mr. Flynn is to receive a minimum of $1,000,000 per annum ($650,000 base salary and $350,000 guaranteed bonus) as compensation for his services and shall be eligible to receive grants of Common Stock of the Company, or options with respect thereto, in such amounts, if any, as the Board in its sole discretion shall determine. In the event of, and depending upon the reasons for termination of Mr. Flynn’s employment with the Company prior to such dates, (i) any such non-vested shares would become 100% vested as of the termination date and (ii) Mr. Flynn would receive severance in the amount equal to the base salary then in effect for the greater of the balance of the term of this agreement or one year.

          The Company commenced a five-year employment agreement with Mr. David B. Henry, effective April 2001, pursuant to which Mr. Henry serves as Chief Investment Officer of the Company. Mr. Henry also serves as Vice Chairman of the Board of Directors. In accordance with this employment agreement, Mr. Henry receives a minimum of $750,000 per annum ($500,000 base salary and $250,000 guaranteed bonus) as compensation for his services. At the time Mr. Henry signed the employment agreement, he received an unrestricted award of 75,000 shares of Common Stock, which award was valued at $1,062,500 based on the closing price of Common Stock on the date of the grant. At the same time, Mr. Henry was granted options to acquire 750,000 shares of Common Stock at an exercise price equal to the market price on the date of grant. Of these stock options 75,000 are considered qualified incentive stock options, as defined in and to the extent permitted under the Company’s Equity Participation Plan, and the remaining 675,500 stock options are non-qualified options. These options vested in three equal installments upon each of the first three anniversaries of the date of grant. Mr. Henry is also entitled to an unrestricted award of 75,000 shares of Common Stock if Mr. Henry is employed by the Company on the tenth anniversary of the effective date of the employment agreement. In the event of, and depending upon the reasons for a termination of Mr. Henry’s employment with the Company prior to such dates, (i) any such non-vested options would become 100% vested as of the termination date and (ii) Mr. Henry would receive severance in the amount equal to the base salary and guaranteed bonus then in effect for the greater of the balance of the term of his employment agreement or one year.

          Effective July 2004, the Company entered into a new employment agreement with Mr. Henry, which is scheduled to expire December 31, 2007, pursuant to which Mr. Henry will serve as Vice Chairman and Chief Investment Officer of the Company. In accordance with this employment agreement, Mr. Henry is to receive a minimum of $1,000,000 per annum ($650,000 base salary and $350,000 guaranteed bonus) as compensation for his services and shall be eligible to receive grants of Common Stock of the Company or options with respect thereto, in such amounts, if any, as the Board in its sole discretion shall determine. Mr. Henry is also entitled to an unrestricted award of 75,000 shares of Common Stock if Mr. Henry is employed by the Company on April 2, 2011. In the event of, and depending upon the reasons for a termination of Mr. Henry’s employment with the Company prior to such dates, (i) any such non-vested shares would become 100% vested as of the termination date and (ii) Mr. Henry would receive severance in the amount equal to the base salary then in effect for the greater of the balance of the term of this agreement or one year.

          In June 1998, the Company entered into a three-year employment agreement with Mr. Jerald Friedman, pursuant to which Mr. Friedman began to serve as Executive Vice President of the Company. In accordance with this employment agreement, Mr. Friedman received a minimum of $450,000 per annum ($300,000 base salary and $150,000 guaranteed bonus) as compensation for his services. At the time Mr. Friedman signed the employment agreement, he was granted options to acquire 300,000 shares of Common Stock at an exercise price of $12.479 per share, the market price on the date of grant. These stock options are considered qualified incentive stock options, as defined in and to the extent permitted under the Company’s Equity Participation Plan.

These options vested in three equal installments upon each of the first three anniversaries of the date of grant. In April 2000, the Company amended and restated the employment agreement with Mr. Friedman whereby effective January 1, 2000, Mr. Friedman also began to serve as President of the Company’s development subsidiary, Kimco Developers, Inc. (“KDI”). Effective January 2002, the term of this agreement was extended through December 31, 2005.

          Effective September 21, 2005, the Company entered into a new employment agreement with Mr. Friedman, which is scheduled to expire December 31, 2007, pursuant to which Mr. Friedman will continue to serve as President of KDI. In accordance with this employment agreement, Mr. Friedman receives a base salary of $500,000 per annum. In addition, Mr. Friedman is eligible to earn a bonus upon the calculation of KDI’s Profits, as defined in the employment agreement. For each twelve month period during the employment term in which KDI profits are realized, Mr. Friedman shall be eligible to receive a bonus, less all required deductions (“Yearly Bonus”). The total Yearly Bonus during each twelve month period ending on December 31st shall be an amount equal to fifteen percent (15%) of KDI Profits or $450,000, whichever is less. The Yearly Bonus shall be paid at the end of each calendar quarter in the amount of $112,500 for the first three calendar quarters and, at the end of the fourth calendar quarter in an amount equal to the difference between $337,500 and i) fifteen percent (15%) of KDI Profits or ii) $450,000 whichever is less. In the event fifteen percent (15%) of KDI Profits for the twelve month period ending on December 31st is less than the $337,500 already received by Mr. Friedman during the first three calendar quarters, Mr. Friedman will reimburse to the Company the overpayment. The Yearly Bonus to be earned by Mr. Friedman shall not be in excess of $450,000 for any said twelve month period ending on December 31st, unless the Executive Compensation Committee of the Board so states in writing. In the event of, and depending upon the reasons for, a termination of Mr. Friedman’s employment with the Company prior to the expiration of the employment agreement, (i) any non-vested options would become 100% vested as of the termination date and (ii) Mr. Friedman would receive severance in the amount equal to the base salary and bonus then in effect for the greater of the balance of the term of this agreement or one year.

          Effective January 2002, the Company entered into a new three-year employment agreement with Mr. Pappagallo pursuant to which Mr. Pappagallo continues to serve as Chief Financial Officer of the Company. In accordance with this employment agreement, Mr. Pappagallo (i) is to receive a base salary of $400,000 per annum, (ii) shall be eligible to receive a bonus in such amounts, if any, as the Board, in its sole discretion shall determine and (iii) shall be eligible to receive grants of Common Stock of the Company, or options with respect thereto, in such amounts, if any, as the Board in its sole discretion shall determine. Mr. Pappagallo’s employment contract was extended through 2006. In the event of, and depending upon the reasons for a termination of Mr. Pappagallo’s employment with the Company prior to such dates, (i) any such non-vested shares would become 100% vested as of the termination date and (ii) Mr. Pappagallo would receive the remaining compensation due through the term of his employment agreement.

Compensation Committee Interlocks and Insider Participation

          The Executive Compensation Committee of the Board of Directors is currently comprised of Messrs. Martin Kimmel, Richard Dooley, Joe Grills, Frank Lourenso, F. Patrick Hughes and Richard Saltzman. Mr. Lourenso, was not a member of the Executive Compensation Committee during part of 2004 because he was not an “outside director” under Section 162(m) of the Internal Revenue Code, as amended. Since then, the Committee has formed a Section 162(m) Subcommittee of which Mr. Lourenso is not a member. Accordingly, Mr. Lourenso, who is independent of the Company and its management under the standards set forth by the New York Stock Exchange, has rejoined the Executive Compensation Committee. The Executive Compensation Committee is charged with the responsibility of determining compensation levels, including awards pursuant to the Company’s Equity Participation Plan, for the named executive officers. No executive officer of the registrant served as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of the Company’s Board of Directors or the Executive Compensation Committee.

          KC Holdings. Mr. Milton Cooper, Chief Executive Officer and Chairman of the Board of Directors of the Company, and Mr. Martin Kimmel, Chairman Emeritus of the Board, are stockholders of KC Holdings, Inc. (“KC Holdings”). The Company is party to a management agreement pursuant to which it manages three of KC Holdings’ four remaining shopping center properties under terms which the Company believes are no less favorable than would be obtained in negotiations with an independent third party. The remaining property is owned in a joint venture and is managed by an unaffiliated joint venture partner. The management agreement was approved by a majority of the Company’s Directors who are not also stockholders of KC Holdings. Management fees paid by KC Holdings to the Company were approximately $0.2 million during 2005.

          Joint Ventures. Certain members of the Company’s management have investments in various real estate joint ventures or limited partnerships which own and/or operate certain of the Company’s property interests. Such management investments predate the Company’s initial public offering and, in each case, members of management do not control the joint venture or partnership or direct the management of the joint venture or partnership. Any material future transactions involving these joint ventures or partnerships, such as major renovations, disposal or sale, is subject to the approval of a majority of disinterested directors of the Company.

          Relationship with J.P. Morgan Chase. Mr. Frank Lourenso is an Executive Vice President of J.P. Morgan Chase and has been a Director of the Company since December 1991. The Company maintains its principal banking relationship with J.P. Morgan Chase and J.P. Morgan Chase periodically provides the Company with investment banking services. J.P. Morgan, together with a consortium of additional banks, provided the Company with a $850.0 million unsecured revolving credit facility which is scheduled to expire in July 2008. At December 31, 2005, there was $200.0 million outstanding under this facility. Also, during 2005, J.P. Morgan Chase was a participant, together with other banks, in providing the Company with a $250 million Canadian denominated (“CAD”) unsecured revolving credit facility which is scheduled to expire in March 2008. At December 31, 2005, there was CAD $110.0 million (approximately USD $94.7 million) outstanding under this facility.

          Relationship with The State of New York Common Retirement Fund. Mr. Joe Grills is a member of the Investment Advisory Committee of The State of New York Common Retirement Fund (the “NYSCRF”). Mr. Grills has been a Director of the Company since January 1997. During 1999, the Company entered into a joint venture arrangement with the NYSCRF and other institutional investors in connection with the Kimco Income Operating Partnership, an entity established for the purposes of investing in high quality retail properties, financed primarily through the use of individual non-recourse mortgages. The NYSCRF has contributed approximately $217.5 million to the joint venture. This investment by the NYSCRF was reviewed by the NYSCRF Real Estate Advisory Committee of which Mr. Grills is not a member.

Report of the Executive Compensation Committee on Executive Compensation

          The Executive Compensation Committee has provided the following Report on Executive Compensation:

          The Committee is responsible for developing, administering and monitoring the Company’s executive compensation programs; ensuring that the executive compensation programs are designed to be consistent with the Company’s corporate strategies and business objectives; reviewing and approving all compensation plans affecting senior management of the Company; and determining the specific amounts of compensation for the Chief Executive Officer and certain other members of senior management of the Company. The Committee met on four occasions during 2005 to examine the Company’s compensation structure and determine the proper levels and components of the compensation of the Company’s senior management.

          Compensation Strategy and Performance Criteria. The members of the Committee attribute the Company’s historical success in large part to the talent and dedication of its associates and, in particular, to the management and leadership efforts of its executive officers. The Company, under the guidance of the Executive Compensation Committee, is therefore committed to developing and maintaining compensation policies, plans and programs that are intended to promote the enhancement of cash flows, increased values of real property and other investments and, consequently, increased stockholder values, by aligning the financial interests of the Company’s senior management with those of its stockholders.

          Incentive Compensation. The Company relies, to a large degree, on annual and longer term incentive compensation, such as cash bonuses, stock grants and stock option grants, to attract and retain corporate officers and other key associates of outstanding ability, and to motivate such persons to perform to their fullest potential. These forms of incentive compensation are variable and designed to effectuate a pay-for-performance philosophy that emphasizes management’s ability to consistently improve the Company’s Funds from Operations, a widely-accepted supplemental measure of performance for real estate investment trusts. Other performance criteria which affect incentive awards include the demonstrated ability to strengthen the Company’s capital structure, the measure of improved total return to stockholders and individual performance and contributions to corporate goals and objectives.

          General Policies Regarding Compensation of Executive Officers. The 2005 base salaries for each of the Company’s executive officers were set in accordance with employment contracts or arrangements that were approved by the Board of Directors. The Committee periodically deliberates the appropriate combination of cash and stock-based compensation and weighs the competitiveness of the Company’s plans in relation to compensation practices employed by a select group of successful real estate investment trusts that are (i) included in the NAREIT equity index used in the accompanying stock performance graph and (ii) believed to be comparable to the Company based on market capitalization, portfolio size and distribution and product type. The Committee has generally set base compensation levels for the Company’s executive officers at competitive levels relative to this peer group. In determining base salaries, the Committee also considers the Company’s performance over time, each executive officer’s performance and subjective features like individual experience. The Committee considers cash bonuses and annual stock options grants appropriate for compensating and motivating its executive officers annually, after due consideration of corporate and individual performance, changes in job function or title, competitive option grant levels and previously awarded options.

          Consultants to the Committee. From time to time, the Committee may retain compensation and other management consultants to assist with, among other things, structuring the Company’s various compensation programs and determining appropriate levels of salary, bonus and other awards payable to the Company’s officers and key personnel, as well as to guide the Company in the development of near-term individual performance objectives necessary to achieve long-term profitability. The Committee retained compensation consultants during 2005. The Committee did not retain any such compensation consultants during 2004 or 2003.

          2005 Performance. The Committee determines base salary and incentive compensation of senior management based, in part, on the Company’s performance. In evaluating 2005 performance, the Committee noted the Company’s ability, under the direction of senior management, to increase its Funds from Operations, or FFO, for the year ended December 31, 2005 to $464.7 million as compared to $405.3 million for the year ended December 31, 2004. On a diluted per share basis, FFO increased 13% to $2.00 for the year ended December 31, 2005 from $1.77 for the previous year.

          FFO is a widely accepted supplemental non-GAAP measure of performance for real estate investment trusts. The following table reconciles the Company’s GAAP Net Income to FFO for the years ended December 31, 2005 and 2004 (in thousands, except per share information).

	Year Ended December 31,

	2005	2004

Funds From Operations
Net income	$363,628	$297,137
Gain on disposition of operating properties	(31,611)	(15,390)
Gain on disposition of joint venture operating properties, net of minority interests	(13,776)	(4,045)
Depreciation and amortization	108,032	102,872
Depreciation and amortization - real estate jv’s, net of minority interests	50,059	36,400
Preferred stock dividends	(11,637)	(11,638)

Funds from operations	$464,695	$405,336

Per common share - basic	$2.05	$1.82

- diluted	$2.00	$1.77

Weighted average shares outstanding
-basic	226,641	222,859

- diluted	235,634 (1)	231,909 (1)

(1)

Reflects the potential impact if certain units were converted to common stock at the beginning of the period. Funds from operations would be increased by $6,693 and $6,113 for the years ended December 31, 2005 and 2004, respectively, reflecting the distributions associated with the units.

          The Company’s improved performance reflects the combined effect of (i) acquisitions of operating properties during 2005 and 2004 providing incremental revenues of $33.8 million for the year ended December 31, 2005, (ii) significant leasing within the portfolio which increased occupancy in the parent portfolio to 94.6% at December 31, 2005, as compared to 93.6% at December 31, 2004, (iii) increased contributions from other real estate investments, primarily from the Company’s Preferred Equity program, (iv) an increase in equity in income of real estate joint ventures achieved from gains on sales of joint venture operating properties and additional capital investments in the Company’s joint venture programs for the acquisition of additional shopping center properties throughout 2005 and 2004, (v) increased income contributed from mortgage and other financings receivables as compared to prior year and (vi) increased gains on sale/transfer of development and operating properties during 2005 as compared to 2004.

          In addition, in evaluating the Company’s performance, the Committee considered management’s ability to improve liquidity and strengthen the Company’s consolidated balance sheet through (i) effectively utilizing its medium-term notes program to issue $550 million in cost-effective unsecured debt which provided capital for debt repayment, (ii) the establishment of a new three-year $850 million unsecured revolving credit facility to be used for general corporate purposes, including the funding of property acquisitions, development and redevelopment costs and any short-term working capital requirements, (iii) increasing the borrowing capacity on the Company’s Canadian denominated unsecured revolving credit facility from CAD$150 million to CAD$250 million, (iv) the establishment of a new three-year Mexican peso denominated 500 million unsecured revolving credit facility to be used to fund peso denominated investments and (v) the issuance of CAD$150 million senior unsecured notes which provided capital for the repayment of debt under the Company’s Canadian credit facility and to fund long-term investments in Canada. The Company continues to maintain a strong capital structure as evidenced by the percentage of its total debt to total market capitalization of 26% at December 31, 2005. The Company has maintained strong debt service coverage and fixed charge coverage ratios as part of its commitment to maintaining its investment grade debt ratings.

          As a result of the Company’s improved 2005 performance, the Board of Directors increased the quarterly dividend per common share during 2005 by 8.2% to $0.33 from $0.305 per share. Dividends per common share paid during 2005 increased by 9.2% to $1.245 from $ 1.14 as compared to 2004.

          During 2005, the REIT industry experienced strong investor support primarily because of strong dividend levels in a low interest rate environment and the stable characteristics of REIT stocks. The Company’s strong financial performance coupled with strong investor support produced total returns to stockholders during 2005 of approximately 15.4% from the combination of the Company’s dividend and improved common stock price. The Executive Compensation Committee believes the Company’s 2005 financial and operating performance underscores the Company’s long-term strategy to maintain a strong balance sheet while investing opportunistically and selectively in order to enhance stockholder value.

          The Committee determined bonuses and stock awards for senior management in 2005 based on its analysis of the Company’s 2005 performance and the ability of individual members of management to achieve targeted earnings, operations and financing objectives.

          Review of CEO Compensation. The compensation of Mr. Milton Cooper, Chief Executive Officer and Chairman of the Board of Directors of the Company for the year ended December 31, 2005, was determined in accordance with the criteria discussed above. The Committee has reviewed all components of Mr. Cooper’s compensation, including salary, bonus, equity and long-term incentive compensation, accumulated realized and unrealized stock option gains, the dollar value to Mr. Cooper and the cost to the Company of all perquisites and other personal benefits.

          Mr. Cooper’s proposed compensation was presented and analyzed in the context of all the components of his total compensation. Members then had additional time between meetings to ask for additional information and to raise and discuss further questions. The discussion was continued at a subsequent meeting, after which a vote was taken.

          Under Mr. Cooper’s direction in 2005, the Company achieved notable growth in FFO per share, increased occupancy in the Company’s portfolio and increased contributions from various real estate programs. Mr. Cooper also oversaw improvement in the Company’s liquidity and strengthening of the Company’s consolidated balance sheet in 2005. In recognition of Mr. Cooper’s contributions to the achievement of the Company’s goals and continued successful execution of the Company’s long-term business plan, the Committee granted to Mr. Cooper options to purchase 200,000 shares of Common Stock, which vest over the next five years, and awarded Mr. Cooper a cash bonus of $475,000 for the year ended December 31, 2005.

          Internal Pay Equity. In the process of reviewing each component, separately and in the aggregate, the Committee directs the Company’s human resources department to prepare a spreadsheet showing the relationship between each management level of compensation within the Company. The comparison includes all components of compensation, both individually and in the aggregate. Based on its review of this information, the Committee believes that the relative difference between compensation of the Company’s Chairman and Chief Executive Officer and the compensation of its other executives has not increased significantly over the years. The comparisons in the Company’s internal pay equity study go back to 2002, and the percentage differences are not significantly different today from then. Over the period reviewed, Mr. Cooper’s total compensation has been equal to or less than the compensation of the next highest paid executive officer.

          The Committee’s Conclusion. The Committee finds Mr. Cooper’s total compensation to be reasonable and not excessive in the aggregate. In considering the components of Mr. Cooper’s total compensation, the Committee takes into account the aggregate amounts and mix of all components, including accumulated (realized and unrealized) option and restricted stock gains.

Joe Grills, Chairman
Martin S. Kimmel
Richard G. Dooley
Frank Lourenso
Richard Saltzman
F. Patrick Hughes

          The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

          Total Stockholder Return Performance. The following performance chart compares, over the five years ended December 31, 2005, the cumulative total stockholder return on the Company’s common stock with the cumulative total return of the S&P 500 Index and the cumulative total return of the NAREIT Equity REIT Total Return Index (the “NAREIT Equity Index”) prepared and published by the National Association of Real Estate Investment Trusts (“NAREIT”). Equity real estate investment trusts are defined as those which derive more than 75% of their income from equity investments in real estate assets. The NAREIT Equity Index includes all tax qualified equity real estate investment trusts listed on the New York Stock Exchange, American Stock Exchange or the NASDAQ National Market System. Stockholder return performance, presented quarterly for the five years ended December 31, 2005, is not necessarily indicative of future results. All stockholder return performance assumes the reinvestment of dividends.

Kimco Realty Corporation
2005 Total Return Proxy Data
(December 2000 - December 2005)

          Equity Participation Plan

          Description of Plan. The Company maintains its Stock Option Plan (the “Stock Option Plan”) and its 1998 Equity Participation Plan (the “Equity Participation Plan”) for the benefit of its eligible employees, consultants and directors. The Equity Participation Plan was established for the purpose of attracting and retaining the Company’s directors, executive officers and other key employees by offering them an opportunity to own Common Stock and/or rights which will reflect the growth, development and financial success of the Company. The Equity Participation Plan provides that the Executive Compensation Committee or the Board, as applicable, may grant or issue “incentive” stock options and “non-qualified” stock options (within the meaning of the Internal Revenue Code, the “Code”), that vest over time and are exercisable at the “fair market value” of the Common Stock at the date of grant. In addition, the Equity Participation Plan provides for (i) the granting of restricted stock awards that vest over time and for (ii) the granting of deferred stock (“Deferred Stock”) to the Non-employee Directors of the Company. Deferred Stock may be granted to Non-employee Directors in lieu of directors’ fees which would otherwise be payable to such Non-employees Directors, pursuant to such policies as may be adopted by the Board from time to time. Unless otherwise provided by the Board, a grantee of Deferred Stock shall have no rights as a Company stockholder with respect to such Deferred Stock until such time as the Common Stock underlying the award has been issued. The term of an award of Deferred Stock shall be set by the Board in its sole discretion. The Board grants stock options in consideration of employees past or prospective service with the Company.

          The Executive Compensation Committee has the authority under the Equity Participation Plan to determine the terms of options granted under the Equity Participation Plan, including, among other things, the individuals (who may be any of the Company’s employees, any of the Company’s consultants or any of the Company’s directors) who shall receive options, the times when they shall receive them, whether an incentive stock option and/or non-qualified option shall be granted, the number of shares to be subject to each option and the date or dates each option shall become exercisable. All employees, consultants and directors of the Company are eligible to receive options under the Equity Compensation Plan. The Executive Compensation Committee also has the authority to grant options upon the condition that the employee agrees to cancel all or a part of a previously granted option and to amend or accelerate the vesting of previously granted options. The Board of Directors has adopted an amendment to the Equity Participation Plan that provides that the stock options, once granted, may not be re-priced by the Executive Compensation Committee, except in connection with a transaction such as a stock split, stock dividend, merger, corporate reorganization or other transaction in an appropriate manner in order to prevent dilution or enlargement of the benefits or potential benefits to the holder as a result of or in connection with such transaction.

          The exercise price and term of each option are fixed by the Executive Compensation Committee, provided, however, that the exercise price must be at least equal to the fair market value of the stock on the date of grant and the term cannot exceed 10 years; and further provided that in the case of an incentive stock option granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of stock of the Company, a subsidiary or a parent (within the meaning of Section 424 of the Code), the exercise price must be at least 110% of the fair market value on the date of grant and the term cannot exceed five years. Incentive stock options may be granted only within 10 years from the date of adoption of the Equity Participation Plan. The aggregate fair market value (determined at the time the option is granted) of shares with respect to which incentive stock options may be granted under the Equity Participation Plan, or any other plan of the Company or any parent or subsidiary, which stock options are exercisable for the first time during any calendar year, may not exceed $100,000. The maximum number of options that may be granted to any one individual in any calendar year shall not exceed 1,500,000, provided that the grant of the options will not cause the Company to fail to qualify as a real estate investment trust for Federal income tax purposes. An optionee may, with the consent of the Executive Compensation Committee, elect to pay for the shares to be received upon exercise of his options in cash, shares of Common Stock or any combination thereof.

          Option Grants and Restricted Stock Awards. A maximum aggregate of 37,000,000 shares of Common Stock have been reserved for issuance under the Stock Option Plan (9,000,000 shares, all of which have been issued) and the Equity Participation Plan (28,000,000 shares). Options to acquire 2,515,200, 3,887,500 and 3,242,876 shares were granted during 2005, 2004 and 2003 at weighted average exercise prices of $31.15, $27.72 and $21.67 per share, respectively. The closing price of the Company’s Common Stock on the New York Stock Exchange on March 24, 2006 was $38.66. In addition, 3,442 and 7,022 shares of restricted stock were issued during 2005 and 2004, respectively.

Equity Compensation Plan Information

          The following table sets forth certain information regarding the Company’s equity compensation plans as of December 31, 2005.

	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Plan Category
Equity compensation plans approved by stockholders	14,551,296	$22.06	3,806,602
Equity compensation plans not approved by stockholders	N/A	N/A	N/A

Total	14,551,296	$22.06	3,806,602

401(k) Plan

          The Company maintains a 401 (k) retirement plan (the “401 (k) Plan”) covering substantially all officers and employees of the Company. The 401 (k) Plan permits participants to defer up to a maximum of 10% of their eligible compensation, which deferrals generally are matched concurrently by the Company up to a maximum of 5% of the employee’s eligible compensation (capped at $170,000). Participants in the 401 (k) Plan are not subject to federal and state income tax on salary deferral contributions or Company contributions or on the earnings thereon until such amounts are withdrawn from the 401 (k) Plan. Salary reduction contributions are treated as wages subject to FICA tax. Withdrawals from the 401 (k) Plan may only be made upon termination of employment, or in connection with certain provisions of the 401 (k) Plan that permit hardship withdrawals.

Certain Relationships and Related Transactions

          KC Holdings. Mr. Milton Cooper, Chief Executive Officer and Chairman of the Board of Directors of the Company, and Mr. Martin Kimmel, Chairman Emeritus of the Board, are stockholders of KC Holdings, Inc. (“KC Holdings”). The Company is party to a management agreement pursuant to which it manages three of KC Holdings’ four remaining shopping center properties under terms which the Company believes are no less favorable than would be obtained in negotiations with an independent third party. See “Compensation Committee Interlocks and Insider Participation—KC Holdings.”

          Joint Ventures. Members of the Company’s management have investments in certain real estate joint ventures or limited partnerships which own and/or operate certain of the Company’s property interests. Any material future transactions involving these joint ventures or partnerships is subject to the approval of a majority of disinterested directors of the Company. See “Compensation Committee Interlocks and Insider Participation—Joint Ventures.”

          Relationship with J.P. Morgan Chase. Mr. Frank Lourenso is an Executive Vice President of J.P. Morgan Chase and has been a Director of the Company since December 1991. The Company maintains its principal banking relationship with J.P. Morgan Chase and J.P. Morgan Chase periodically provides the Company with investment banking services. J.P. Morgan Chase, together with a consortium of additional banks, provided the Company with a $850 million unsecured revolving credit facility and is a participant in the Company’s $250 million Canadian denominated unsecured credit facility. See “Compensation Committee Interlocks and Insider Participation—Relationship with J.P. Morgan Chase.”

          Relationship with The State of New York Common Retirement Fund. Mr. Joe Grills is a member of the Investment Advisory Committee of The State of New York Common Retirement Fund (the “NYSCRF”). Mr. Grills has been a Director of the Company since January 1997. During 1999, the Company entered into a joint venture arrangement with the NYSCRF and other institutional investors in connection with the Kimco Income Operating Partnership. This investment by the NYSCRF was reviewed by the NYSCRF Real Estate Advisory Committee of which Mr. Grills is not a member. See “Compensation Committee Interlocks and Insider Participation—Relationship with The State of New York Common Retirement Fund.”

          Family Relationships. Mr. Paul Dooley, Manager of Real Estate Tax Administration and Insurance of the Company, is the son of Mr. Richard G. Dooley, a director of the Company. Mr. Paul Dooley was paid a cash salary in 2005 as an employee of the Company that is commensurate with his position and was granted 10,000 options in 2005 pursuant to the Equity Participation Plan. In addition, Mr. Paul Dooley was extended loans in the amount of $49,983 in 2001, $36,960 in 2000 and $62,865 in 1999 to supplement available margin loans and partially fund the purchase of 9,022 shares, 6,930 shares and 9,900 shares, respectively, of Common Stock. The stock purchase loans are scheduled to be repaid over a term of two years and bear interest at a rate of 6% per annum, however, the term may be extended at the discretion of the Board of Directors. The amount outstanding under these loans as of March 24, 2006 was $59,168.

          Mr. Patrick Flynn, Director of Real Estate of the Company, is the son of Mr. Michael J. Flynn, Vice Chairman of the Board, President and Chief Operating Officer of the Company. Mr. Patrick Flynn is also the President and a director of Blue Ridge Real Estate/Big Boulder Corporation (“Blue Ridge”), an entity in which the Company has a controlling interest. Mr. Patrick Flynn was paid a cash salary in 2005 as an employee of the Company that is commensurate with his position and was granted 10,000 options in 2005 pursuant to the Equity Participation Plan. Additionally during 2005, Mr. Patrick Flynn exercised options to acquire 20,000 shares of Blue Ridge common stock and simultaneously sold the shares to the Company at $38.00 per share.

          Mr. Connor Flynn, Asset Manager of the Company, is also the son of Mr. Michael J. Flynn, Vice Chairman of the Board, President and Chief Operating Officer of the Company. Mr. Connor Flynn was paid a cash salary in 2005 as an employee of the Company that is commensurate with his position and was granted 5,000 options in 2005 pursuant to the Equity Participation Plan.

          Transactions with Joshua P. Friedman and Associates (“Friedman and Associates”). Mr. Joshua Friedman, a principal of Friedman and Associates, is the son of Mr. Jerald Friedman, Executive Vice President of the Company. During 2005, the Company paid legal fees of approximately $0.1 million to Friedman and Associates for services rendered primarily in connection with various real estate dispositions.

          Transactions with Ripco Real Estate Corporation (“Ripco”). Ripco Real Estate Corp., was formed in 1991 and currently employs 41 professionals and serves numerous retailers, REITS and developers. Ripco’s business activities include serving as a leasing agent and representative for national and regional retailers including Target, Best Buy, Kohls and many others, providing real estate brokerage services, and principal real estate investing. Mr. Todd Cooper, an officer and 37% shareholder of Ripco, is a son of Mr. Milton Cooper, Chief Executive

Officer and Chairman of the Board of Directors of the Company. During 2005, the Company paid brokerage commissions of approximately $0.8 million to Ripco for services rendered primarily as leasing agent for various national tenants in shopping center properties owned by the Company. The Company believes that the brokerage commissions paid were at or below the customary rates for such leasing services. Additionally, the Company entered into the following joint venture transactions with Ripco:

          During April 2005, the Company acquired an operating property located in Hillsborough, NJ, comprising approximately 0.1 million square feet of gross leasable area (“GLA”), through a newly formed joint venture in which the Company and Ripco each hold a 50% non-controlling interest. The property was acquired for approximately $4.0 million including the assumption of approximately $1.9 million of non-recourse mortgage debt encumbering the property. Subsequent to the purchase, the joint venture obtained a $3.2 million one-year term loan which bears interest at LIBOR plus 0.55%. This loan is jointly and severally guaranteed by the Company and Ripco. Proceeds from this loan were used to repay the $1.9 million mortgage encumbering the property.

          During May 2005, the Company acquired a $10.2 million mortgage receivable through a newly formed joint venture in which the Company and Ripco each hold a 50% non-controlling interest. The mortgage encumbered a property located in Derby, CT, comprising approximately 0.1 million square feet of GLA. During October 2005, the joint venture foreclosed on the property and obtained fee title. Subsequent to obtaining fee title, the joint venture obtained a $9.0 million one-year term loan which bears interest at LIBOR plus 0.55%. This loan is jointly and severally guaranteed by the Company and Ripco.

          During October 2005, the Company acquired, through a newly formed joint venture in which the Company and Ripco each have a 50% non-controlling interest, a parcel of land located in East Northport, NY, for a purchase price of approximately $3.9 million. The property will be developed into a 66,000 square foot retail center with an aggregate total projected cost of approximately $14.8 million. Partial funding for this acquisition was provided through a $3.2 million one-year term loan which bears interest at LIBOR plus 0.55%. This loan is jointly and severally guaranteed by the Company and Ripco.

          Additionally, during May 2005, a newly formed joint venture, in which the Company has a 44.38% non-controlling interest and Ripco has a 5.62% non-controlling interest, provided Debtor-in-Possession financing to a healthcare facility that recently filed for bankruptcy and is closing its operations. The term of this loan is two years and bears interest at prime plus 2.5%. The loan is collateralized by a hospital building, a six-story commercial building, a 12-story 133-unit apartment complex and various other building structures. The outstanding balance of this loan at December 31, 2005 was $6.4 million.

          During November 2005, the Company acquired an operating property located in East Northport, NY, comprising approximately 26,000 square feet of GLA through a newly formed joint venture in which the Company and Ripco each hold a 50% non-controlling interest. The property was acquired for approximately $9.0 million including the assumption of approximately $7.3 million of non-recourse mortgage debt encumbering the property. Subsequent to the purchase, the joint venture obtained a $5.0 million one-year term loan which bears interest at LIBOR plus 50%. This loan is jointly and severally guaranteed by the Company and Ripco. Proceeds from this loan were used to partially repay the outstanding $7.3 million mortgage encumbering the property.

Audit Committee Report

          The Audit Committee of the Board of Directors of the Company is responsible for providing objective oversight of the Company’s financial accounting and reporting functions, system of internal control and audit process. During 2005, the Audit Committee was comprised of three directors all of whom were independent as defined under the then current listing standards of the New York Stock Exchange. The Audit Committee operates under a written charter adopted by the Board of Directors, which was amended in 2005. A copy of the Audit Committee Charter, as amended, is attached to this Proxy Statement as Appendix B and is available on the Company’s web site.

          Management of the Company is responsible for the Company’s system of internal control and its financial reporting process. The independent registered public accountants, PricewaterhouseCoopers LLP, are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon. The Audit Committee is responsible for the monitoring and oversight of these processes.

          In connection with these responsibilities, the Audit Committee met with management and the Company’s independent registered public accounting firm to review and discuss the December 31, 2005 audited consolidated financial statements and management’s assessment of the effectiveness of the Company’s internal controls over financial reporting. The Audit Committee also discussed with the independent registered public accountants the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications). The Audit Committee also received written disclosures from the independent registered public accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent registered public accountants their independence.

          Based upon the Audit Committee’s discussions with management and the independent registered public accountants and the Audit Committee’s review of the December 31, 2005 audited consolidated financial statements and the representations of management and the independent registered public accountants, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, to be filed with the Securities and Exchange Commission.

F. Patrick Hughes, Chairman
Richard G. Dooley
Joe Grills

          The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

Independent Registered Public Accountants

          PricewaterhouseCoopers LLP was engaged to perform the integrated audit of the Company’s consolidated financial statements and of its internal control over financial reporting as of December 31, 2005 and 2004. There are no affiliations between the Company and PricewaterhouseCoopers LLP, its partners, associates or employees, other than as pertaining to its engagement as independent registered public accountants for the Company in previous years. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Meeting and will be given the opportunity to make a statement if they so desire and to respond to appropriate questions.

          The following table provides information relating to the fees billed to the Company by PricewaterhouseCoopers LLP for the years ended December 31, 2005 and 2004:

	2005	2004

Audit Fees (1)	$1,046,846	$950,000
Audit-Related Fees (2)	$—	$35,000
Tax Fees	$—	$—
All Other Fees	$3,796	$39,500

(1)

Audit fees include all fees for services in connection with (i) the annual audit of the Company’s fiscal 2005 and 2004 financial statements included in its annual reports on Form 10-K, (ii) Sarbanes-Oxley Section 404 planning and testing relating to the Company’s fiscal 2005 and 2004 integrated audit, (iii) the review of the financial statements included in the Company’s quarterly reports on Form 10-Q, (iv) the audit of the fiscal 2005 and 2004 financial statements of KIR, an entity in which the Company has a 43.3% non-controlling limited partnership interest and (v) the consents and comfort letters issued in connection with four unsecured debt offerings and filing of the Company’s shelf registration statement during 2005 and two unsecured debt offerings during 2004.

(2)	Includes fees for the audit of the Company’s employee benefit plan.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accountants. The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accountants. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent registered public accountants.

          On an ongoing basis, management communicates specific projects and categories of services for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the Audit Committee approves the engagement of the independent registered public accountants. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services as compared to the approved amounts. The Audit Committee may also delegate the ability to pre-approve audit and permitted non-audit services to a subcommittee consisting of one or more members, provided that such pre-approvals are reported on at a subsequent Audit Committee meeting. All services performed for 2005 and 2004 were pre-approved by the Committee.

PROPOSAL 2
Proposal Regarding Equity Participation Plan

          The Company maintains its Stock Option Plan and its Equity Participation Plan pursuant to which the Executive Compensation Committee of the Board of Directors may grant incentive and non-qualified stock options and restricted stock awards, for the purposes of (i) furthering the growth, development and financial success of the Company by providing additional incentive to its directors, executive officers, consultants and other key employees who have been or will be given responsibilities for the management or administration of the Company’s business affairs, and (ii) enabling the Company to attract and retain the services of the type of professional and managerial personnel considered essential to the long range success of the Company by providing an opportunity for such personnel to become owners of capital stock of the Company.

          A maximum aggregate of 37,000,000 shares of Common Stock are reserved for issuance under the Stock Option Plan (9,000,000 shares, all of which have been issued) and the Equity Participation Plan (28,000,000 shares). Options to acquire 33,182,934 shares at a weighted average exercise price of $16.03 and 10,464 shares of restricted stock at a weighted average price of $29.50 have been granted through December 31, 2005, and as of such date 3,806,602 shares remain available for future grant under the Equity Participation Plan. As of December 31, 2005, there were options to acquire 14,551,296 shares of Common Stock outstanding at a weighted average price of $22.06.

          The Executive Compensation Committee of the Board of Directors considers the future grant of options under the Equity Participation Plan to be an integral part of the Company’s compensation strategies and policies, as it seeks to enhance cash flows, and consequently real property and stockholder value, by aligning the financial interests of the Company’s directors, executive officers, consultants and other key employees with those of its shareholders. Accordingly, the members of the Executive Compensation Committee have recommended that the Equity Participation Plan be amended so that the number of shares of Common Stock subject to Option under the Equity Participation Plan would be increased by 5,000,000 shares. The directors, executive officers, consultants and other key employees who may receive grants of options to acquire such additional shares will continue to be determined in the future by the Executive Compensation Committee of the Board of Directors. The persons named as proxies in the accompanying form of proxy intend to vote FOR this recommendation.

Vote Required

          Approval of the recommendation by the Executive Compensation Committee to increase the numbers of shares of Common Stock subject to Option under the Equity Participation Plan by 5,000,000 shares requires approval by the affirmative vote of the holders of a majority of the votes cast at the Meeting; provided that the total number of votes cast at the Meeting represents over 50% in interest of all Common Stock entitled to vote on such proposal. Accordingly, abstentions and broker non-votes will have the effect of a vote against such proposal unless holders of more than 50% in interest of all securities entitled to vote on such proposal cast votes, in which event broker non-votes will have no effect on the result of such vote.

          THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO INCREASE THE NUMBER OF SHARES OF THE COMPANY’S COMMON STOCK SUBJECT TO OPTION UNDER ITS EQUITY PARTICIPATION PLAN.

PROPOSAL 3
Ratification of the Appointment of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm

          In accordance with its charter, the Audit Committee has selected the firm of PricewaterhouseCoopers LLP, an independent registered public accounting firm, to be the Company’s auditors for the year 2006 and with the endorsement of the Board of Directors, recommends to stockholders that they ratify that appointment. PricewaterhouseCoopers LLP has been the Company’s independent public accountants since 1986.

Vote Required

          Assuming the presence of a quorum, the affirmative vote of a majority of all the votes cast by the holders of shares of Common Stock present, in person or by proxy, and entitled to vote at the Company’s Annual Meeting of Stockholders is required for the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. Accordingly, abstentions or broker non-votes will not affect the results of this vote.

          THE BOARD OF DIRECTORS AND THE AUDIT COMMITTEE UNANIMOUSLY RECOMMEND A VOTE FOR THIS PROPOSAL.

PROPOSAL 4
Stockholder Proposal to Implement a Policy Requiring Annual Disclosure in a Separate Report to Stockholders of Related Party Transactions between the Company and its Senior Executive Officers or the Company and its Directors

          That shareholders of Kimco Realty Corporation (“Kimco” or the “Company”) request that the Board of Directors (the “Board”) implement a policy requiring annual disclosure in a separate report to shareholders of the following information regarding each transaction between Kimco and any senior executive officer or director:

1.	Whether the Board or a Committee approved the transaction;

2.	Whether the Board or a Committee determined if the transaction involved terms different from those that would likely be negotiated with clearly independent parties;

3.	The basis on which any determination described in subpart (1) was made; if a fairness opinion or similar appraisal was used, a brief description of the methodology should be provided; and

4.	If a transaction involves an ongoing relationship, whether and how often the Board or another entity will review the relationship;

provided, however, that no disclosure shall be required with respect to transactions that are amounts due from an executive officer or director for purchases subject to usual trade terms, for ordinary travel and expense payments, and for other transactions in the ordinary course of business.

Supporting Statement:

          This proposal requests that the Company disclose to shareholders important information concerning related party transactions between the Company and senior executive officers or the Company and its directors. In an article entitled “My Son-in-Law’s Wife and Other Relations: Related Party Transactions at US Corporations,” (2002), the Corporate Library, a leading independent corporate governance research firm, stated:

One thing WorldCom, Tyco, Adelphia, Global Crossing and Enron all had in common was that they disclosed the existence of myriad ‘related party transactions,’ or transactions between the companies and their officers or directors....

Such transactions demonstrate at best insensitivity to the importance of objective, independent oversight from directors and at worst, a blurring of the lines between personal and corporate assets that makes effective oversight impossible.

          Kimco’s most recent proxy statement contains a section entitled “Certain Relationships and Related Transactions” that provides some general information concerning several different transactions involving Mr. Milton Cooper, Chief Executive Officer and Chairman of the Board; Mr. Martin Kimmel, Chairman Emeritus of the Board; Mr. Frank Lourenso, and Executive Vice President of J.P. Morgan and a director of the Company; and Mr. Joe Grills, a member of the Investment Advisory Committee of The State of New York Common Retirement Fund and a director of the Company.

          We believe that shareholders should receive information about the process used to approve these related-party transactions and the safeguards employed to ensure such deals are in shareholders’ interests. This information will assist shareholders in monitoring Kimco’s Board and management and is in shareholders’ long-term interests.

          We urge your support for this important reform.

Response to Shareholder Proposal

          The Board of Directors believes that this proposal is not in your best interest as a stockholder of the Company. After carefully considering this proposal and the arguments for and against implementing it, the Board of Directors recommends that you vote AGAINST the proposal.

          The Company is committed to providing full and transparent disclosure regarding related party transactions in the manner required by the federal securities laws. As such, we already provide disclosure in our annual meeting proxy statement in compliance with the SEC’s regulation requiring disclosure of transactions with our directors and executive officers. This regulation (Item 404 of Regulation S-K) applies uniformly to all public companies and requires disclosure of:

•	any transaction with a director or executive officer exceeding $60,000 in which the director or executive officer has a direct or indirect material interest; and

•	specified business relations of directors and indebtedness of directors and executive officers to the Company where the amount of the indebtedness exceeds $60,000.

The Company provides the disclosure required by Item 404 of Regulation S-K in our annual proxy statement under the caption “Related Party Transactions.”

          In addition, related party transactions are subject to the Company’s existing Code of Business Conduct and Ethics (“The Code of Ethics”), which seeks to promote the highest standards of ethical conduct, fair dealing and honesty in all of the Company’s directors, officers and employees. The Code of Ethics requires that “conflicts of interest of our directors, executive officers or other principal officers may only be waived by the Board of Directors or the appropriate committee of our Board of Directors.” The Company believes that the Code of Ethics and the required SEC disclosures together provide protection to shareholders while minimizing the administrative burdens placed on the Company.

          The shareholder proposal requests that we present additional disclosure with respect to all transactions, no matter how small, with directors and senior executives, not only transactions required to be disclosed under the SEC’s Item 404.

          When adopting Item 404 of Regulation S-K, the SEC emphasized the importance of uniformity in related party disclosures of public companies. The SEC’s concern was that “overly detailed disclosure about relationships and transactions may result in truly significant relationships and transactions being obfuscated by less important information.” In addition, the SEC recognized that its prescribed disclosure threshold struck the right balance in requiring useful information while avoiding undue compliance burdens. Specifically, the SEC stated that the $60,000 threshold would “maintain the quality of disclosure received by security holders and investors while reducing compliance burdens on registrants.”

          In contrast to the carefully balanced approach adopted by the SEC, the disclosure policy suggested by the shareholder proposal would entail disclosure of every transaction with a director or senior executive whether or not it was required to be disclosed under SEC rules and regulations and regardless of how immaterial the transaction may be.

          In light of the existing proxy statement disclosure requirements for related party transactions, we believe that the policy implementations urged by this proposal are neither advisable nor appropriate. The Board of Directors, together with the members of its Nominating and Corporate Governance Committee, has concluded that the risk of investor confusion and obfuscation of truly significant related party transactions, together with the significant cost and administrative burden of identifying and disclosing all transactions regardless of their insignificance or immateriality, would far outweigh any benefits that shareholders could derive from the proposal advanced by the Massachusetts Laborers’ Pension Fund.

Vote Required

          Assuming the presence of a quorum, the affirmative vote of a majority of all of the votes cast by the holders of shares of Common Stock present, in person or by proxy, and entitled to vote at the Company’s Annual Meeting of Stockholders is required for the approval of the stockholder proposal. Accordingly, abstentions or broker non-votes will not affect the result of this vote.

          THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” ADOPTION OF THIS PROPOSAL, AND YOUR PROXY WILL BE SO VOTED IF THE PROPOSAL IS PRESENTED UNLESS YOU SPECIFY OTHERWISE.

Other Matters

          Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Exchange Act requires the Company’s officers and directors and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports (Forms 3, 4 and 5) of the ownership and changes in the ownership of such equity securities with the SEC and the New York Stock Exchange. Officers, directors and beneficial owners of more than ten percent of the Company’s stock are required by SEC regulation to furnish the Company with copies of all such forms which they file.

          Based solely on the Company’s review of the copies of Forms 3, 4 and 5 and amendments thereto received by it for the year ended December 31, 2005, or written representations from certain reporting persons that no such forms were required to be filed by those persons, the Company believes that during the year ended December 31, 2005, all such filings under Section 16(a) of the Exchange Act were filed on a timely basis by its officers, directors, beneficial owners of more than ten percent of the Company’s stock and other persons subject to Section 16(a) of the Exchange Act.

          Reference should be made to the Company’s annual report on Form 10-K for the year ended December 31, 2005, and the Company’s Annual Report delivered together with this Proxy Statement, such documents incorporated herein by reference, for financial information and related disclosures required to be included herein.

          Stockholders’ Proposals. Proposals of stockholders intended to be presented at the Company’s Annual Meeting of Stockholders to be held in 2007, pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, must be received by the Company no later than December 15, 2006, in order to be included in the Company’s proxy statement and form of proxy relating to that meeting. Such proposals must comply with the requirements as to form and substance established by the SEC for such proposals in order to be included in the proxy statement. A stockholder who wishes to make a proposal at the 2007 Annual Meeting without including the proposal in the Company’s proxy statement and form of proxy relating to that meeting must notify the Company by March 2, 2007. If the stockholder fails to give notice by this date, then the persons named as proxies in the proxies solicited by the Board for the 2007 Annual Meeting may exercise discretionary voting power with respect to any such proposal.

          Code of Business Conduct and Ethics. The Board of Directors has adopted a written Code of Ethics for the Company that applies to the Chief Executive Officer, Chief Operating Officer, Chief Investment Officer, Chief Financial Officer, Controller and the other executive officers of the Company. A copy of the Company’s Code of Ethics is available through the Investor Relations/Governance Documents section of the Company’s website located at www.Kimcorealty.com and is available in print to any stockholder who requests it.

          Corporate Governance Guidelines. The Board of Directors has adopted written Corporate Governance Guidelines in accordance with the New York Stock Exchange listing requirements. A copy of the Company’s Corporate Governance Guidelines is available through the Investor Relations/Governance Documents Section of the Company’s website located at www.Kimcorealty.com and is available in print to any stockholder who requests it.

          Documents Incorporated by Reference. This Proxy Statement incorporates documents by reference which are not presented herein or delivered herewith. These documents (except for certain exhibits to such documents, unless such exhibits are specifically incorporated herein) are available upon request without charge. Requests may be oral or written and should be directed to the attention of the Secretary of the Company at the principal executive offices of the Company. In addition, within the Investor Relations section of the Company’s website located at www.Kimcorealty.com, you can obtain, free of charge, a copy of the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934, as amended, as soon as reasonably practicable after we file such material electronically with, or furnish it to, the SEC.

          All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the date of the Meeting shall be deemed incorporated by reference into this Proxy Statement and shall be deemed a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein (or subsequently filed document which is also incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Proxy Statement, except as so modified or superseded.

          Other Business. All shares represented by the accompanying proxy will be voted in accordance with the proxy. The Company knows of no other business which will come before the Meeting for action. However, as to any such business, the persons designated as proxies will have authority to act in their discretion.

Appendix A

Kimco Realty Corporation
NYSE Categorical Standards

To be considered independent under the New York Stock Exchange rules on corporate governance, the Board must determine that a director has no direct or indirect material relationship with Kimco Realty Corporation (the “Company”). The Board has established categorical standards set forth below to assist it in making this independence determinations and may make a general disclosure if a director meets these standards. Any determination of independence for a director who does not meet these standards will be specifically disclosed. Employment and Compensatory Relationships:

The following employment and compensatory relationships constitute material relationships between a director and the Company:

•	the director is employed by the Company, or an immediate family member of the director is employed by the Company as an executive officer, in each case within the last three years; and

•

the director or an immediate family member of the director has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company, other than director and committee fees, pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), and other than compensation received by an immediate family member for services as a non-executive officer.

Other employment, consulting and compensatory relationships are not material relationships.

Relationships with Auditor:

The following auditor and accounting relationships constitute material relationships between a director and the Company:

•	the director or an immediate family member of the director is a current partner of a firm that is the Company’s internal or external auditor;

•	the director is a current employee of a firm that is the Company’s internal or external auditor;

•

an immediate family member of the director is a current employee of a firm that is the Company’s internal or external auditor and such immediate family member participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; and

•

the director or an immediate family member of the director is, within the past three years (but is no longer), a partner or employee of a firm that is the Company’s internal or external auditor and personally worked on an audit of the Company during that time.

Other auditor and accounting relationships are not material relationships.

Other Board Relationships:

The following relationships constitute material relationships between a director and the Company:

•

the director or an immediate family member of a director is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s executive officers at the same time serves or served on that company’s board of directors’ compensation committee.

Other board and committee relationships are not material. For example, if a director were employed in a non-executive capacity at a company on whose board one of the Company’s executives serves, this would not be considered a material relationship.

Commercial and Charitable Relationships:

The following commercial and charitable relationships constitute material relationships between a director and the Company:

•

the director is currently employed by (or an immediate family member of a director is currently employed as an executive officer by) a company (other than tax-exempt organizations) that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues for the fiscal year in which such payment is made;

•

any transaction between the Company and another entity with which a director or a director’s immediate family member is affiliated if (i) they occurred within the last three years and were inconsistent with other transactions in which the Company has engaged with third parties; (ii) they occurred within the last three years and the director is an employee or substantial owner of the other entity and such transactions represent more than five percent of the Company’s annual consolidated revenues; or (iii) they occurred within the last three years and the director’s immediate family member serves as an executive officer of the other entity and such transactions represented more than five percent of the Company’s annual consolidated gross revenues;

•

the director (or an immediate family member of a director) is an affiliate or executive officer of another company which is indebted to the Company, or to which the Company is indebted, where the amount of indebtedness to the other in any of the last three fiscal years is five percent or more of the total consolidated assets at the end of such fiscal year of the company he or she served as an affiliate or executive officer; and

•

the director is an executive officer of a tax-exempt organization (including, without limitation, an educational institution) where the Company’s (or its affiliated charitable foundation’s) annual charitable contributions to the tax-exempt organization in any single fiscal year within the preceding three years are two percent or more of that organization’s total annual charitable receipts for the fiscal year in which such contributions are made.

Other commercial relationships (including industrial, banking, accounting, consulting and legal relationships) and other charitable relationships are not material relationships.

Other Matters:

•

Direct or indirect ownership of even a significant amount of the Company stock by a director who otherwise does not have a material relationship with the Company as a result of the application of the foregoing standards will not, by itself, bar an independence finding as to such director.

For purposes of these categorical standards, (i) “immediate family member” includes a director’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who share such director’s home; provided that when applying the three year look-back provisions, those who are no longer immediate family members as a result of legal separation or divorce, or because they have died or become incapacitated need not be considered; and (ii) “affiliate” includes a general partner of a partnership, a managing member of a limited liability company or a greater than ten percent shareholder of a corporation.

Appendix B

AUDIT COMMITTEE CHARTER
of the Audit Committee of
Kimco Realty Corporation

          This Audit Committee Charter was adopted by the Board of Directors (the “Board”) of Kimco Realty Corporation (the “Company”) on July 23, 2003 and amended on February 1, 2005.

I.        Purpose

          The purpose of the Audit Committee (the “Committee”) is to assist the Board with its oversight responsibilities regarding: (i) the integrity of the Company’s financial statements; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the independent auditor’s qualifications and independence; and (iv) the performance of the Company’s internal audit function and independent auditor. The Committee shall prepare the report required by the rules of the Securities and Exchange Commission (the “SEC”) to be included in the Company’s annual proxy statement.

In addition to the powers and responsibilities expressly delegated to the Committee in this Charter, the Committee may exercise any other powers and carry out any other responsibilities delegated to it by the Board from time to time consistent with the Company’s bylaws. The powers and responsibilities delegated by the Board to the Committee in this Charter or otherwise shall be exercised and carried out by the Committee as it deems appropriate without requirement of Board approval, and any decision made by the Committee (including any decision to exercise or refrain from exercising any of the powers delegated to the Committee hereunder) shall be at the Committee’s sole discretion. While acting within the scope of the powers and responsibilities delegated to it, the Committee shall have and may exercise all the powers and authority of the Board. To the fullest extent permitted by law, the Committee shall have the power to determine which matters are within the scope of the powers and responsibilities delegated to it. Notwithstanding the foregoing, the Committee’s responsibilities are limited to oversight. Management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements as well as the Company’s financial reporting process, accounting policies, internal audit function, internal accounting controls and disclosure controls and procedures. The independent auditor is responsible for performing an audit of the Company’s annual financial statements, expressing an opinion as to the conformity of such annual financial statements with generally accepted accounting principles and reviewing the Company’s quarterly financial statements. It is not the responsibility of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosure are complete and accurate and in accordance with generally accepted accounting principles and applicable laws, rules and regulations. Each member of the Committee shall be entitled to rely on the integrity of those persons within the Company and of the professionals and experts (including the Company’s internal auditor (or others responsible for the internal audit function, including contracted non-employee or audit or accounting firms engaged to provide internal audit services) (the “internal auditor”) and the Company’s independent auditor) from which the Committee receives information and, absent actual knowledge to the contrary, the accuracy of the financial and other information provided to the Committee by such persons, professionals or experts.

Further, auditing literature, particularly Statement of Accounting Standards No. 100, defines the term “review” to include a particular set of required procedures to be undertaken by independent auditors. The members of the Committee are not independent auditors, and the term “review” as used in this Charter is not intended to have that meaning and should not be interpreted to suggest that the Committee members can or should follow the procedures required of auditors performing reviews of financial statements.

II.       Membership

The Committee shall consist of no fewer than three members of the Board. Each Committee member shall be financially literate as determined by the Board in its business judgment or must become financially literate within a reasonable period of time after his or her appointment to the Committee. Each member of the Committee shall have accounting or financial management experience and expertise, as determined by the Board in its business judgment. In addition, either at least one member of the Committee shall be an “audit committee financial expert” within the definition adopted by the SEC or the Company shall disclose in its periodic reports required pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”) the reasons why at least one member of the Committee is not an “audit committee financial expert.” Each Committee member shall satisfy the independence requirements of the New York Stock Exchange and Exchange Act Rule 10A-3(b)(1) and shall be free of any relationships that, in the opinion of the Board, would interfere with the exercise of their independent judgment. No Committee member may simultaneously serve on the audit committee of more than two other public companies, unless the Board determines that such simultaneous service would not impair the ability of such member to effectively serve on the Committee and such determination is disclosed in the Company’s annual proxy statement.

The members of the Committee, including the Chair of the Committee, shall be appointed by the Board on the recommendation of the Nominating/Corporate Governance Committee. Committee members may be removed from the Committee, with or without cause, by the Board.

III.     Meetings and Procedures

The Chair (or in his or her absence, a member designated by the Chair) shall preside at each meeting of the Committee and set the agendas for Committee meetings. The Committee shall have the authority to establish its own rules and procedures for notice and conduct of its meetings so long as they are not inconsistent with any provisions of the Company’s bylaws that are applicable to the Committee.

The Committee shall meet at least once during each fiscal quarter and more frequently as the Committee deems desirable. The Committee shall meet separately, periodically, with management, with the internal auditor and with the independent auditor.

All non-management directors that are not members of the Committee may attend and observe meetings of the Committee, but shall not participate in any discussion or deliberation unless invited to do so by the Committee, and in any event shall not be entitled to vote. The Committee may, at its discretion, include in its meetings members of the Company’s management, representatives of the independent auditor, the internal auditor, any other financial personnel employed or retained by the Company or any other persons whose presence the Committee believes to be necessary or appropriate. Notwithstanding the foregoing, the Committee may also exclude from its meetings any persons it deems appropriate, including, but not limited to, any non-management director that is not a member of the Committee.

The Committee may retain any independent counsel, experts or advisors (accounting, financial or otherwise) that the Committee believes to be necessary or appropriate. The Committee may also utilize the services of the Company’s regular legal counsel or other advisors to the Company. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report and to any advisors employed by the Committee.

The Committee may conduct or authorize investigations into any matters within the scope of the powers and responsibilities delegated to the Committee.

IV.      Powers and Responsibilities

          Interaction with the Independent Auditor

          1.          Appointment and Oversight.   The Committee shall be directly responsible and have sole authority for the appointment, compensation, retention and oversight of the work of the independent auditor (including resolution of any disagreements between Company management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the Company, and the independent auditor shall report directly to the Committee.

          2.          Pre-Approval of Services.   Before the independent auditor is engaged by the Company or its subsidiaries to render audit or non-audit services, the Committee shall pre- approve the engagement.   Committee pre-approval of audit and non-audit services will not be required if the engagement for the services is entered into pursuant to pre-approval policies and procedures  established  by the Committee  regarding  the  Company’s  engagement of the independent auditor, provided the policies and procedures are detailed as to the particular service, the Committee is informed of each service provided and such policies and procedures do not include delegation of the Committee’s responsibilities under the Exchange Act to the Company’s management. The Committee may delegate to one or more designated members of the Committee the authority to grant pre-approvals, provided such approvals are presented to the Committee at a subsequent meeting.   If the Committee elects to establish pre-approval policies and procedures regarding non-audit services, the Committee must be informed of each non-audit service provided by the independent auditor.    Committee pre-approval of non-audit services (other than review and attest services) also will not be required if such services fall within available exceptions established by the SEC.

          3.          Independence of Independent Auditor.   The Committee shall, at least annually, review the independence and quality control procedures of the independent auditor and the experience and qualifications of the independent auditor’s senior personnel that are providing audit services to the Company. In conducting its review:

          (i)          The Committee shall obtain and review a report prepared by the independent auditor describing (a) the auditing firm’s internal quality-control procedures and (b) any material issues raised by the most recent internal quality-control review, or peer review, of the auditing firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the auditing firm, and any steps taken to deal with any such issues.

          (ii)           The Committee shall discuss with the independent auditor its independence from the Company, and obtain and review a written statement prepared by the independent auditor describing all relationships between the independent auditor and the Company, consistent with Independence Standards Board Standard 1, and consider the impact that any relationships or services may have on the objectivity and independence of the independent auditor.

          (iii)        The Committee shall confirm with the independent auditor that the independent auditor is in compliance with the partner rotation requirements established by the SEC.

           (iv)       The Committee shall consider whether the Company should adopt a rotation of the annual audit among independent auditing firms.

          (v)          The Committee shall, if applicable, consider whether the independent auditor’s provision of any permitted information technology services or other non-audit services to the Company is compatible with maintaining the independence of the independent auditor.

          Annual Financial Statements and Annual Audit

          4.          Meetings with Management, the Independent Auditor and the Internal Auditor.

          (i)           The Committee shall meet with management, the independent auditor and the internal auditor in connection with each annual audit to discuss the scope of the audit, the procedures to be followed and the staffing of the audit.

          (ii)           The Committee shall review and discuss with management and the independent auditor: (A) major issues regarding accounting principles and financial statement presentation, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies; (B) any analyses prepared by management or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including analyses of the effects of alternative GAAP methods on the Company’s financial statements; and (C) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the Company’s financial statements.

          (iii)          The Committee shall review and discuss the annual audited financial statements with management and the independent auditor, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

          5.          Separate Meetings with the Independent Auditor.

          (i)          The Committee shall review with the independent auditor any problems or difficulties the independent auditor may have encountered during the course of the audit work, including any restrictions on the scope of activities or access to required information or any significant disagreements with management and management’s responses to such matters. Among the items that the Committee should consider reviewing with the Independent Auditor are: (A) any accounting adjustments that were noted or proposed by the auditor but were “passed” (as immaterial or otherwise); (B) any communications between the audit team and the independent auditor’s national office respecting auditing or accounting issues presented by the engagement; and (C) any “management” or “internal control” letter issued, or proposed to be issued, by the independent auditor to the Company. The Committee shall obtain from the independent auditor assurances that Section 10A(b) of the Exchange Act has not been implicated.

          (ii)          The Committee shall discuss with the independent auditor the report that such auditor is required to make to the Committee regarding: (A) all accounting policies and practices to be used that the independent auditor identifies as critical; (B) all alternative treatments within GAAP for policies and practices related to material items that have been discussed among management and the independent auditor, including the ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and (C) all other material written communications between the independent auditor and management of the Company, such as any management letter, management representation letter, reports on observations and recommendations on internal controls, independent auditor’s engagement letter, independent auditor’s independence letter, schedule of unadjusted audit differences and a listing of adjustments and reclassifications not recorded, if any.

          (iii)          The Committee shall discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as then in effect.

          6.          Recommendation to Include Financial Statements in Annual Report.    The Committee shall, based on the review and discussions in paragraphs 4(iii) and 5(iii) above, and based on the disclosures received from the independent auditor regarding its independence and discussions with the auditor regarding such independence pursuant to subparagraph 3(ii) above, determine whether to recommend to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year subject to the audit.

          Quarterly Financial Statements

          7          . Meetings with Management, the Independent Auditor and the Internal Auditor. The Committee shall review and discuss the quarterly financial statements with management and the independent auditor, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

          Internal Audit

          8.          Appointment and Compensation.  The internal auditor shall report directly to the Committee for all matters other than day-to-day administrative matters, for which the internal auditor shall work with the management of the Company. With respect to the internal auditor, the Committee shall  initiate and terminate their employment,  evaluate their performance and determine their compensation.

          9.          Separate  Meetings  with  the Internal Auditor.     The  Committee shall  meet periodically with the Company’s internal auditor to discuss the responsibilities, budget and staffing of the Company’s internal audit function and any issues that the internal auditor believes warrant audit committee attention. The Committee shall discuss with the internal auditor any matters that may be pertinent to the Committee’s duties and oversight function, including reports regarding: (i) any significant matters reported to management by the internal auditor and any responses from management; (ii) any matters previously identified by the independent auditor or the internal auditor for review by management; (iii) quality and adequacy of the Company’s disclosure controls and procedures; (iv) quality and adequacy of the Company’s internal control over financial reporting; (v) plans, activities, staffing and effectiveness of the internal auditor; (vi) the audit risk assessment process, scope of the internal audit plan and coordination with the independent auditor; (vii) the status of findings and recommendations of the internal auditor and management’s  responses;  and  (viii) the audit of expense reports and  other expenditures approved by management.

          Other Powers and Responsibilities

          10.          The Committee shall discuss with management and the independent auditor the Company’s earnings press releases (with particular focus on any “non-GAAP” or “adjusted” non- GAAP information), as well as financial information and earnings guidance provided to analysts and rating agencies.   The Committee’s discussion in this regard may be general in nature (i.e., discussion of the types of information to be disclosed and the type of presentation to be made) and need not take place in advance of each earnings release or each instance in which the Company may provide earnings guidance.

          11.          The Committee shall discuss with management and the independent auditor any related-party transactions brought to the Committee’s attention which could reasonably be expected to have a material impact on the Company’s financial statements.

          12.          The Committee shall discuss with management and the independent auditor any correspondence from or with regulators or governmental agencies, any employee complaints or any published reports that raise material issues regarding the Company’s financial statements, financial reporting process, accounting policies or internal audit function.

          13.          The Committee shall discuss with the Company’s General Counsel or outside counsel any legal matters brought to the Committee’s attention that could reasonably be expected to have a material impact on the Company’s financial statements.

          14.          The Committee shall discuss with management the Company’s policies with respect  to  risk  assessment  and   risk  management.     The  Committee  shall  discuss  with management the Company’s significant financial risk exposures and the actions management has taken to limit, monitor or control such exposures.

          15.          The Committee shall set clear hiring policies for employees or former employees of the Company’s independent auditor.

          16.          The Committee shall establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters.    The Committee shall also establish procedures for the confidential and anonymous submission by employees regarding questionable accounting or auditing matters.

          17.          The Committee shall provide the Company with the report of the Committee with respect to the audited financial statements for inclusion in each of the Company’s annual proxy statements.

          18.          The Committee, through its Chair, shall report regularly to, and review with, the Board any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditor, the performance of the Company’s internal audit function or any other matter the Committee determines is necessary or advisable to report to the Board.

          19.          The Committee shall at least annually perform an evaluation of the performance of the Committee and its members, including a review of the Committee’s compliance with this Charter.

          20.          The Committee shall at least annually review and reassess this Charter and submit any recommended changes to the Board for its consideration.

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Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Kimco Realty Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

          IF YOU ARE UNABLE TO BE PRESENT AT THE MEETING IN PERSON, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE OR, ALTERNATIVELY, YOU MAY AUTHORIZE YOUR PROXY BY TELEPHONE OR BY INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KMRLT1	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.		DETACH AND RETURN THIS PORTION ONLY

KIMCO REALTY CORPORATION
Vote On Directors
1.	To elect Directors to serve for a term of one year and until their successors are duly elected and qualify:

	Nominees:	For All	Withhold All	For All Except	To withhold authority for certain nominees, mark “For All Except”and write the nominee’s number on the line below.
	(01) M. Kimmel (06) D. Henry (02) M. Cooper (07) F.P. Hughes (03) R. Dooley (08) F. Lourenso (04) M. Flynn (09) R. Saltzman (05) J. Grills	☐	☐	☐

Vote On Proposals		For	Against	Abstain
2.

To approve a recommendation by the Executive Compensation Committee of the Board of Directors that the number of shares of the Company’s Common Stock, par value $0.01 per share, subject to Option under the Company’s 1998 Equity participation Plan be increased by 5,000,000;

		☐	☐	☐

3.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm;	☐	☐	☐

4.	To consider and vote on the stockholder proposal if properly presented at the meeting; and	☐	☐	☐

5.	To transact such other business as may properly come before the Meeting or any adjournment(s) or postponement(s) thereof.

Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

For address changes and/or comments, please check this box and write them on the back where indicated.			☐

Please indicate if you plan to attend this meeting.	☐	☐

	Yes	No

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

KIMCO REALTY CORPORATION

PROXY

This Proxy is Solicited on Behalf of the Board of Directors

          The undersigned stockholder hereby appoints Milton Cooper, Michael J. Flynn and Bruce Kauderer, or any of them as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent the undersigned, and to vote, all of the shares of Common Stock of Kimco Realty Corporation held of record by the undersigned at the close of business on March 24, 2006, at the Annual Meeting of Stockholders to be held on May 18, 2006, at 10 o’clock a.m. local time or any adjournment(s) or postponement(s) thereof. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders and the accompanying Proxy Statement, the terms of which are incorporated by reference into this Proxy.

          The Board of Directors recommends a vote (1) FOR all of the nominees for director and a vote (2) FOR the recommendation by the Executive Compensation Committee of the Board of Directors that the shares of the Common Stock subject to Option under the Company’s 1998 Equity Participation Plan be increased by 5,000,000 shares and a vote, (3) FOR the proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm and a vote (4) AGAINST the proposal to consider and vote on a stockholder proposal if properly presented at the meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder and in the discretion of the Proxies upon such other business as may properly come before the meeting. If no direction is made, this proxy will be voted FOR the election of all nominees for director, FOR the recommendation by the Executive Compensation Committee of the Board of Directors that the shares of the Common Stock subject to option under the Company’s 1998 Equity Participation Plan be increased by 5,000,000 shares, FOR ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm and AGAINST the stockholder proposal and in the discretion of the Proxies upon such other business as may properly come before the Meeting. By executing this proxy, the undersigned hereby revokes all prior proxies.

Address Changes/Comments:______________________________________________________________

_____________________________________________________________________________________________________________________

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(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE